EXHIBIT 2.1

CRAIG H. MILLET, SBN 106027

ERIC J. FROMME, SBN 193517

NATHAN R. PIETILA, SBN 209662

GIBSON, DUNN & CRUTCHER LLP

Jamboree Center

4 Park Plaza, Suite 1400

Irvine, California 92614-8557

Telephone: (949) 451-3800

Facsimile: (949) 451-4220

General Insolvency Counsel for

Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF CALIFORNIA

In re ADVANCED TISSUE SCIENCES, INC., Debtor and Debtor-in-Possession.	Bankruptcy No.: 02-09988-M11 (Jointly Administered) Chapter 11 Proceeding

ATS DERMAGRAFT, INC.,

Bankruptcy No.: 02-09994-H11

ATS ORTHOPEDICS, INC.,

Bankruptcy No.: 02-09991-B11

BIONUVIA, INC.,

Bankruptcy No.: 02-09996-M11

SEGENIX, INC.,

Bankruptcy No.: 02-09995-B11

Debtors and Debtors-in-Possession.

DEBTORS’ LIQUIDATING CHAPTER 11 PLAN OF REORGANIZATION DATED FEBRUARY 7, 2003

Combined Disclosure Statement and Confirmation Hearing:

Date:       March 19, 2003

Time:      10:00 a.m.

Place:      325 West “F” Street

San Diego, CA 92101

Judge:     Hon. James W. Meyers

		Page(s)

(b)	Class 2B: Alleged Secured Claim of Wateridge Lessor.	16

(c)	Class 2C: Alleged Secured Claim of Union Bank of California.	17

(d)	Class 2D: Alleged Secured Claim of GE Capital Corporation.	18

Section 5.4.	Class 3: Unsecured Claims.	18

(a)	Class 3A: Trade, Employee and Indemnification Claims.	18

(b)	Class 3B: Certain Limited Claims to Life Insurance Proceeds.	19

Section 5.5	Class 4: Interests in ATS.	19

ARTICLE 6. IMPAIRMENT OR UNIMPAIRMENT OF CLASSES; VOTING		22

Section 6.1.	Unclassified Claims.	22

Section 6.2.	Classes Not Impaired Under this Plan.	22

Section 6.3.	Classes Impaired Under this Plan.	22

ARTICLE 7. MEANS FOR IMPLEMENTATION OF THIS PLAN		22

Section 7.1	Distributions Prior by the Debtors Prior to Distributors to the Trust.	22

Section 7.2.	ATS Liquidating Trust.	23

(a)	Establishment of ATS Liquidating Trust.	23

(b)	Transfer of the Estates’ Assets to the ATS Liquidating Trust.	24

(c)	Transfer Free and Clear of Claims; Stay of Actions Against ATS Liquidating Trust or Trust Res.	24

Section 7.3	Beneficiaries of the ATS Liquidating Trust, Claims Reserve Account, and Distributions.	25

Section 7.4	The Liquidating Trustee.	25

(a)	Appointment and Capacity of the Liquidating Trustee.	25

(b)	Powers, Rights and Duties of Liquidating Trustee.	26

(c)	Resignation of the Liquidating Trustee.	26

		Page(s)

(d)	Removal of the Liquidating Trustee and Modification of the ATS Liquidating Trust.	26

(e)	Appointment of Successor Liquidating Trustee.	27

(f)	Standard of Care; Exculpation.	27

(g)	Employment of Professionals by the ATS Liquidating Trust.	28

(h)	Termination of the ATS Liquidating Trust.	28

Section 7.5.	Authority to Prosecute Claims and Compromise Controversies.	28

(a)	Settlements.	28

(b)	May Prosecute Actions in Own Name or in Name of ATS.	29

Section 7.6.	Post-Effective Date / Pre-Trust Transfer Date Settlements.	29

Section 7.7.	Deadline to Interpose Objections to Claims.	29

Section 7.8.	Direction to Parties.	30

Section 7.9.	Unclaimed Property.	30

(a)	No Further Distribution.	30

(b)	Unnegotiated Checks or Void Wire Transfers.	30

Section 7.10.	Manner of Distributions Under this Plan and/or The ATS Liquidating Trust	31

Section 7.11.	Termination of the 401(k) Plan.	31

ARTICLE 8. POST-EFFECTIVE DATE OPERATION AND DISSOLUTION OF THE DEBTORS		32

Section 8.1.	No Further Business Activities by Debtors.	32

Section 8.2.	Dissolution of Debtors.	32

ARTICLE 9. EXECUTORY CONTRACTS		32

Section 9.1.	Rejection of Executory Contracts.	32

Section 9.2.	Claims for Damages.	33

ARTICLE 10. DISPOSITION OF DEBTORS’ REMAINING ASSETS		34

v

TABLE OF EXHIBITS

Exhibit	Description
A	Order on Management Retention and Compensation Plan entered on January 2, 2003.

B	ATS Liquidating Trust Agreement

C	Executory Contracts to be Assumed and Assigned or Rejected within 180 days of the Effective Date

D	Executory Contracts Related to the Debtors Collagen Business and Their Contractual Relationship with Inamed to be Assumed Under the Plan

E	Post-Petition Agreements Related to the Sale of the Dermagraft JV to Smith & Nephew

F	Sales Procedures Governing Future Sales

Advanced Tissue Sciences, Inc., ATS Dermagraft, Inc., ATS Orthopedics, Inc., BioNuvia, Inc., and Segenix, Inc. (collectively, the “Debtors”), the Debtors in the above-captioned jointly administered Chapter 11 Cases, hereby propose this Liquidating Plan of Reorganization pursuant to the provisions of chapter 11 of title 11 of the United States Code.

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE DEBTORS’ CHAPTER 11 PLAN. As set forth in the accompanying Disclosure Statement, because Creditors in Classes 1, 2, and 3 are unimpaired and will receive the full amount of their allowed Claims plus interest, because Class 4 Beneficiaries will receive the value of their interests (the value of all property remaining after the payment of senior Classes, Administrative Expense Claims and Priority Claims), and because no junior class exists to receive any property below Class 4, the Debtors have requested that the Bankruptcy Court approve the Disclosure Statement and confirm this Plan at a single hearing in an effort to save considerable time and costs that would otherwise be incurred by a solicitation of votes.

All holders of Claims and Interests, and other parties in interest are encouraged to read this Plan and the accompanying Disclosure Statement in their entirety.

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

Section 1.1. Defined Terms.

As used herein, the following terms have the respective meanings specified below, unless the context indicates otherwise:

“Administrative Expense Claims” means Claims against any of the Debtors that are given administrative priority status pursuant to sections 507(a)(1) and 503(b) of the Bankruptcy Code, including without limitation the actual and necessary costs and expenses of preserving the Estates and operating the business of the Debtors from or after the Petition Date, professional fees and expenses incurred by the Debtors, any indebtedness or obligations properly incurred or assumed by the Debtors from or after the Petition Date, and any fees or charges assessed against the Estates pursuant 28 U.S.C. § 1930, and which have not otherwise been paid on or before the Effective Date as Ordinary Course Administrative Expense Claims.

“Administrative Claims Bar Date” means the tenth (10th) calendar day after the Effective Date.

“Allowed” means:

(A) With respect to a Claim, any Claim that satisfies each of the following conditions:

(1) (a) a proof of Claim is properly and timely filed with the clerk of the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and Final Orders of the Bankruptcy Court; or

(b) if no proof of Claim was properly and timely filed, the Claim is deemed filed pursuant to section 1111(c) of the Bankruptcy Code; and

(2) the Claim is not a Disputed Claim.

(B) With respect to an Interest, any Interest that satisfies each of the following conditions:

(1) the asserted holder of the Interest is a Record Holder; and

(2) the Interest is not Disputed.

“ATS” means Advanced Tissue Sciences, Inc., a Delaware corporation, one of the Debtors under this Plan, the sole shareholder of the remaining Debtors, and the only publicly owned Debtor.

“ATS Liquidating Trust” means the trust created pursuant to section 7.2 of this Plan and the ATS Liquidating Trust Agreement on the Trust Transfer Date.

“ATS Liquidating Trust Agreement” means the agreement entered into between the Debtors and the Liquidating Trustee on the Effective Date, the substantial form of which is attached hereto as Exhibit B.

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

“Bankruptcy Court” means the United States District Court for the Southern District of California with jurisdiction over these Chapter 11 Cases and, to the extent that any reference has been made pursuant to 28 U.S.C. § 157, the United States Bankruptcy Court for the Southern District

of California; or any court, or adjunct thereof, having competent jurisdiction over these Chapter 11 Cases.

“Bankruptcy Fees” means fees or charges assessed against the Estates and payable to the U. S. Trustee under section 1930 of title 28 of the United States Code.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to these Chapter 11 Cases.

“Bar Date” means the deadline established by the Bankruptcy Court for the filing of proofs of Claim, which deadline is either (a) December 31, 2002 for all Claims, other than Claims held by Governmental Units, Administrative Expense Claims, or as otherwise specified by the Bankruptcy Court in the order on Fixing Bar Date and Approving Bar Date Notice entered on October 31, 2002, or (b) April 8, 2003, for Claims held by Governmental Units, or (c) as established in this Plan.

“Beneficiary” means a Person that is granted a beneficial interest in the Liquidating Trust pursuant to section 7.3 of this Plan.

“Bonus Pool” means the amount equal to 2.5% of the funds generated from liquidation of the Debtors’ assets that are available for distribution to Class 4 Beneficiaries on the Effective Date or available for distribution to Class 4 Beneficiaries within 90 days after the Effective Date, payable to the Key Employees pursuant to the Key Employee Retention Plan. For purposes of calculating the Bonus Pool, the amount available for distribution to Class 4 Beneficiaries includes the SkinMedica Note. Subject to the terms of the Key Employee Retention Plan, each Key Employee shall be entitled to his or her pro rata share of the Bonus Pool. For purposes of the Bonus Pool, “pro rata” means with respect to a given Key Employee, the salary of the Key Employee divided by the total salary of all Key Employees.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in California are required or authorized to close.

“Cash” means lawful currency of the United States of America or immediately available U.S. funds.

“Chapter 11 Cases” shall mean the jointly administered chapter 11 cases of the Debtors in the Bankruptcy Court under case number 02-09988-M11.

“Claim” means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The term includes all Claims that arose prior to the Petition Date as well as Claims that arose and may arise after the Petition Date and prior to the Effective Date.

“Claims Reserve Account” means the segregated interest bearing account to be set aside from all the assets remaining in the Estates on the Trust Transfer Date, pursuant to section 7.3 of this Plan, and to be administered by the Liquidating Trustee after the Trust Transfer Date, which account shall contain funds sufficient to pay all unliquidated, contingent, or Disputed Claims, including the Prudential Stock or the proceeds thereof, as of the Trust Transfer Date.

“Class” shall mean any group of holders of Claims or Interests as specified in article 3 of this Plan.

“Class 4 Beneficiaries” means beneficial owners of Interests as of the Record Date, and their permitted successors and assigns, entitled to receive distributions under the ATS Liquidating Trust Agreement as set forth in Section 5.5.

“Confirmation Hearing” means the hearing on confirmation of this Plan at which the Bankruptcy Court determines whether this Plan shall be confirmed.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

“Creditor” means any Person that holds a Claim against any of the Debtors.

“Debtors” shall have the meaning specified in the preamble to this Plan.

“Dermagraft Sale Agreement” means that certain Asset and Equity Purchase Agreement dated as of October 10, 2002, under which Smith & Nephew purchased certain of the Debtors’ joint venture interests, certain related assets and assumed certain Executory Contracts.

“Disclosure Statement” means the disclosure statement relating to this Plan, as approved by the Bankruptcy Court under section 1125 of the Bankruptcy Code.

“Disputed” means, with respect to a Claim, except with respect to Administrative Expense Claims, a Claim against any of the Debtors to the extent that a proof of Claim has been properly and timely filed or deemed timely filed pursuant to the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules or Final Orders of the Bankruptcy Court, and as to which an objection has been or may be timely filed by any of the Debtors, the Liquidating Trustee, or any other party in interest, and which objection has not been withdrawn on or before any date fixed by this Plan or order of the Bankruptcy Court for filing such objections, and which objection has not been denied or resolved by a Final Order. Prior to the time that an objection has been or may be timely filed, for the purposes of this Plan, a Claim shall be considered a Disputed Claim (a) to the extent that the amount of the Claim specified in the proof of Claim exceeds the amount of the Claim scheduled by the Debtors as other than disputed, contingent or unliquidated, (b) to the extent that the Claim specifies a different priority, or classification, than as set forth on the Debtors’ schedules, and (c) to the extent that the Claim is scheduled by the Debtors as disputed, contingent or unliquidated. With respect to Administrative Expense Claims, “Disputed Claim” means any Administrative Expense Claims as to which any of the Debtors or any other party in interest has interposed a timely objection in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and this Plan, which objection has not been withdrawn or determined by a Final Order. Prior to (i) the filing of an objection to an Administrative Expense Claim or (ii) the expiration of the time within which to object to such Administrative Expense Claim set forth in this Plan or otherwise established by order of the Bankruptcy Court, for purposes of this Plan, each Administrative Expense Claim shall be considered a Disputed Claim, unless the Debtors in their sole discretion determine otherwise. With respect to an Interest, a “Disputed Interest” means any Interest that is asserted in kind or amount or by a Person that is not a Record Holder, and as to which the existence and validity of which has not been determined by a Final Order, or by agreement by the Debtors and the holder of the Interest.

“Dissolution Date” means the date that the Debtors are dissolved.

“Distribution Date” means the date of the initial distribution to Class 4 Beneficiaries which shall occur not later than sixty (60) days after the Effective Date.

“Effective Date” means (a) if no stay of the Confirmation Order is in effect, the tenth (10th) day after the Confirmation Date; or (b) if a stay of the Confirmation Order is in effect, the tenth (10th) day after the date on which such stay is vacated or any appeal, rehearing, remand or petition for certiorari is resolved in a manner that does not reverse or materially modify the Confirmation Order.

“ERISA” means the Employee Retirement Income Security Act of 1974, 20 U.S.C. § 1001 et seq. as amended.

“Estates” shall mean the estates for the Debtors created pursuant to section 541 of the Bankruptcy Code upon the commencement of these Chapter 11 Cases.

“Executory Contract” shall mean any executory contract or unexpired lease as those terms are defined by section 365 of the Bankruptcy Code, between any of the Debtors and any other Person or Persons in effect as of the Petition Date, specifically excluding all of the contracts and agreements entered into pursuant to this Plan.

“Federal Judgment Rate” means the interest rate specified by section 1961 of title 28 of the United States Code as being applicable to civil judgments entered on the Petition Date.

“Final Order” means an order or judgment of the Bankruptcy Court as entered on the docket that has not been reversed, stayed, modified or amended and as to which the time to appeal, petition for certiorari, or to seek reargument or rehearing has expired and as to which no appeal, reargument, petition for certiorari, or rehearing is pending or, if an appeal, reargument, petition for certiorari, or rehearing thereof has been denied, the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired. Notwithstanding, and in lieu of, the foregoing, insofar as the Confirmation Order and the order approving the Disclosure Statement are concerned, Final Order means such order or judgment with respect to which ten (10) days (calculated according to Bankruptcy Rule 9006(a)) has elapsed since its entry and no stay is in effect, or if a stay is at any time in effect, the first day after the stay is lifted.

“Final Resolution” means entry of a Final Order either (i) resolving the dispute at issue or (ii) approving a settlement of such dispute under Bankruptcy Rule 9019(a).

“GECC” means GE Capital Corporation as successor in interest to Toshiba Financial Services.

“Interest” means any equity interest in the Debtors, and any option or warrant issued by the Debtors or other agreement to which the Debtors are party requiring the issuance of any such equity interest, that was authorized, issued and outstanding prior to the Effective Date.

“Key Employees” means individuals Mark Gergen, Andrew Buckland, Kari McCulloch and John Freeman.

“Key Employee Retention Plan” means this Plan for compensating the Key Employees and other individuals approved by the Bankruptcy Court in the Order on Management Retention and Compensation Plan entered January 2, 2003, and attached hereto as Exhibit A.

“Liquidating Trustee” means the trustee of the ATS Liquidating Trust.

“Local Bankruptcy Rules” means the Local Bankruptcy Rules of the United States Bankruptcy Court for the Southern District of California and general orders of the Bankruptcy Court, as amended from time to time, as applicable to these Chapter 11 Cases.

“Ordinary Course Administrative Expense Claim” means a Claim for the actual and necessary costs and expenses of preserving the Estates and operating the business of the Debtors incurred and payable in the ordinary course of business by any of the Debtors after the Petition Date and for which the invoice is received prior to the Effective Date, but excluding any Claim of a Governmental Unit for taxes which is paid on the Effective Date.

“Person” shall have meaning ascribed to it by Section 101(41) of the Bankruptcy Code, including limited liability companies, limited liability partnerships and other similar business forms.

“Petition Date” means October 10, 2002, the date on which the Debtors commenced these Chapter 11 Cases.

“Plan” means this Liquidating Plan of Reorganization, as altered, modified or amended by the Debtors in accordance with the Bankruptcy Code, the Bankruptcy Rules, and this Plan.

“Plan Administration Account” means the segregated interest-bearing account to be established by the Liquidating Trustee under the ATS Liquidating Trust with sufficient funds necessary to carryout the terms of this Plan and the ATS Liquidating Trust Agreement as determined in the sole discretion of the Liquidating Trustee.

“Priority Claims” means all Claims that are entitled to priority pursuant to section 507(a) of the Bankruptcy Code and that are not Administrative Expense Claims.

“Professional” means a Person retained or to be compensated pursuant to sections 321, 326, 327, 328, 330, 503(b) and/or 1103 of the Bankruptcy Code.

“Pro Rata” means, as to any distribution provided for by this Plan in respect of any Class of Claims, the allocation of the aggregate amount of such distribution in accordance with that percentage of the total of Allowed Claims in such Class that is represented by the Allowed Claim receiving the distribution and, in respect of any distribution provided for by this Plan in respect of any Class of Interests, the allocation of the aggregate amount of such distribution in accordance with that percentage of the total number of Interests in such Class that is represented by the Interest receiving the distribution.

“Record Date” means 5:00 p.m. EST (or EDT if then in effect) on the Effective Date, which is the time and date on which the outstanding stock of ATS shall cease to trade and the identity of the members of Class 4 shall become fixed.

“Record Holder” means any Person, except for the Depository Trust Company, who is listed as a record holder of ATS common stock on the Record Date on the register of record holders of Mellon Investor Services, the stock transfer agent for the ATS common stock, and any Person who is listed as holding a security position in ATS common stock on the records of the Depository Trust Company on the Record Date

“Recovery Rights” means all claims, torts, demands, actions or causes of action of any kind or nature whatsoever, whether known or unknown, that the Debtors, the ATS Liquidating

Trust or the Estates may have, except to the extent that such rights, claims, and causes of action are expressly released in this Plan. The Recovery Rights shall include, without limitation, (a) all claims arising under state law, (b) all rights pursuant to sections 542, 544, 545, 551, 546, and 553 of the Bankruptcy Code, (c) all preference claims pursuant to section 547 of the Bankruptcy Code, (d) all fraudulent transfer claims pursuant to section 548 of the Bankruptcy Code, (e) all claims relating to post-petition transactions under section 549 of the Bankruptcy Code, (f) all claims recoverable under section 550 of the Bankruptcy Code, and (g) all claims against any third party on account of an indebtedness or any other claim owed to or in favor of the Debtors or the Estates.

“Secured Claim” means a Claim secured by a lien on any collateral that is property of the Estates, which lien is valid, perfected and enforceable and is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law, but only to the extent that such Claim does not exceed the value of the collateral securing such Claim.

“SkinMedica Note” means the Promissory Note in the principal amount of $2,000,000 bearing 8% interest, to be received by the Debtors from SkinMedica, Inc. as part of the consideration for the acquisition by SkinMedica, Inc. of the NouriCel business and related assets of the Debtors. This definition is based on the assumption that SkinMedica, rather than an overbidder, is the successful purchaser.

“Smith & Nephew” means T.J. Smith & Nephew PLC, Smith & Nephew, Inc., Smith & Nephew SNATS, Inc., and the affiliates of each.

“Smith & Nephew Indemnification Account” means the sum of $1,000,000 that is required to be set aside pursuant to the Dermagraft Sale Agreement to satisfy contingent indemnification and other obligations potentially owed by the Debtors to Smith & Nephew for a period of one (1) year from the closing date of the Dermagraft Sale Agreement, or November 22, 2003.

“Special Severance Amount” means with respect to a Key Employee the amount equal to six months’ salary of such Key Employee. For purposes of the Special Severance Amount, “salary” means the salary of the given Key Employee on the Petition Date. The Special Severance Amount shall be subordinated to Administrative Expense Claims, and Claims in Class 1, 2, and 3.

“Tax Claim” means a Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Trust Transfer Date” means the thirtieth (30th) day after the Effective Date on which all assets of the Estates are transferred to the ATS Liquidating Trust for further disposition.

“Unsecured Claim” means any Claim against a Debtor that is not a Secured Claim, an Administrative Expense Claim, a Priority Claim, or a Tax Claim, nor entitled to priority under any provision of the Bankruptcy Code or any Final Order.

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of California.

“Wateridge Lease” means that certain real property lease dated October 20, 2001 between ATS and the Wateridge Lessor for the premises located at 10520 Wateridge Circle Drive, San Diego, California.

“Wateridge Lessor” means Wateridge Investors LLC, a California Limited Liability Company, the lessor under the Wateridge Lease.

“401(k) Plan” means the Advanced Tissue Sciences, Inc. 401(k) Plan with Fidelity Management Trust Company, as Trustee, and ATS, as the employer, effective as of January 1, 2002, and governed by The Corporate Plan for Retirement Fidelity Basic Plan Document No. 2, the Internal Revenue Code, ERISA, and other applicable laws.

Section 1.2. Bankruptcy Code Terms.

A term used, but not defined, in this Plan but defined in the Bankruptcy Code has the meaning given to that term in the Bankruptcy Code unless the context clearly indicates or requires otherwise.

Section 1.3. Rules of Construction.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan. Unless otherwise specified, all section, schedule or exhibit references in this Plan are to the respective section in, schedule to or exhibit to this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of this Plan.

ARTICLE 2.

CONSOLIDATION OF THE ESTATES OF ALL DEBTORS

This Plan contemplates and is predicated upon the Confirmation Order providing for the substantive consolidation of the Estates. Solely for purposes of this Plan (and not for corporate, tax law or any other purposes), all Claims against any of the Debtors, including Administrative Expense Claims, are classified together notwithstanding that certain of such Claims may be asserted against fewer than all of the Debtors.

For purposes of this Plan, with respect to the consolidated Claims and Interests, including Administrative Expense Claims as of the Effective Date, (i) all inter-Debtor Claims, including but not limited to actions to avoid any prepetition intercompany transactions, and any Claims for reimbursement, indemnity, or contribution by and among the Debtors will be eliminated and are not classified or treated under this Plan; (ii) Interests in Debtors other than ATS, which are owned solely by ATS, are not classified or treated under this Plan and shall be cancelled, null and void and not entitled to any distribution under this Plan; (iii) all Interests in the Debtors, including warrants and options to acquire Interests in the Debtors other than shares of common stock in ATS, shall be cancelled and be null and void; (iv) the assets, including but not limited to any proceeds of assets, and the prepetition liabilities of the Debtors will be treated as though the Debtors were merged; (v) any obligation of any Debtor related to any Claim and all guarantees thereof executed by one or more of the Debtors will be deemed to be one obligation of the consolidated Estates in an amount equal to the primary obligor’s indebtedness; and (vi) proofs of Claim filed or deemed filed in the individual Chapter 11 Case of any Debtor will be deemed filed against each of the Debtors, and shall be entitled to a single satisfaction.

ARTICLE 3.

DESIGNATION AND CLASSIFICATION OF CLAIMS AND INTERESTS

Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, Claims and Interests are classified for all purposes, including confirmation, and distribution pursuant to this Plan, as follows:

Class	Status

Class 1 – Priority Claims	Not Impaired

Class 2 – Secured Claims	Not Impaired

(a) Millard Refrigerated Services, Inc.	Not Impaired

(b) Wateridge Lessor	Not Impaired

(c) Union Bank of California	Not Impaired

(d) GE Capital Corporation	Not Impaired

Class 3 – General Unsecured Claims	Not Impaired

(a) Trade, Employee and Indemnification Claims	Not Impaired

(b) Limited Claims of Certain Employees to Life Insurance Proceeds	Not Impaired

Class 4 – Interests	Impaired

ARTICLE 4.

TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, TAX CLAIMS, AND

BANKRUPTCY FEES

Section 4.1. Administrative Expense Claims.

(a)	Bar Date for Filing Administrative Expense Claims (Except Ordinary Course Administrative Expense Claims, Claims of Professionals and Bankruptcy Fees).

Administrative Expense Claims are not classified under this Plan because the holder of an Administrative Expense Claim (other than Ordinary Course Administrative Expense Claims, Claims of Professionals or Bankruptcy Fees) must file with the Bankruptcy Court and serve on the Debtors notice of such Administrative Expense Claim no later than the Administrative Claims Bar Date. Such notice must include at a minimum: (a) evidence that a certain Debtor is liable for the Claim; (b) the name of the holder of the Claim; (c) the amount of the Claim; and (d) the factual and legal basis of the Claim. An Administrative Expense Claim that is not properly and timely filed and served as provided in this section shall be forever barred and discharged, and not entitled to any distribution under this Plan.

(b)	Allowance or Objection to Administrative Expense Claims.

An Administrative Expense Claim with respect to which notice has been properly filed and served pursuant to section 4.1(a) of this Plan shall become an Allowed Administrative Expense Claim if no objection is filed with the Bankruptcy Court and served on the Debtors (if the objection is by someone other than the Debtor) and the holders of the Administrative Expense Claim by a party in interest within twenty (20) days after the Administrative Claims Bar Date. The party objecting to a notice of Administrative Expense Claim shall obtain a hearing date and time with the Bankruptcy Court in accordance with the Bankruptcy Rules and Local Bankruptcy Rules. If an objection is filed within such twenty (20) day period, the Administrative Expense Claim shall become an Allowed Administrative Expense Claim only after entry of a Final Order of the Bankruptcy Court.

(c)	Payment of Allowed Claims.

Each holder of an Administrative Expense Claim that is an Allowed Claim shall receive, in full satisfaction of such Claim, Cash equal to the amount of such Allowed Claim on the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after such Claim becomes an Allowed Claim, unless such holder shall have agreed to different treatment of such Claim.

(d)	Professional Fees Incurred Through Confirmation.

Notwithstanding anything to the contrary contained in this Plan, including, without limitation, the Administrative Claims Bar Date, each Professional employed by the Estates and requesting compensation in these Chapter 11 Cases pursuant to sections 330 or 503(b) of the Bankruptcy Code shall file an application for allowance of final compensation and reimbursement of expenses incurred through the Confirmation Date by not later than thirty (30) days after the Effective Date. Failure of a Professional to timely and properly file an application for compensation as set forth herein shall result in the Professional’s Claim being forever barred and discharged. The hearing date on all Professionals’ final fee applications will be set forth in the Confirmation Order and shall occur approximately sixty (60) days after the Effective Date or as soon thereafter as practical (depending on the schedule of the Bankruptcy Court). Professionals shall receive Cash in the amount approved by the Bankruptcy Court within ten (10) Business Days after entry of a Final Order of the Bankruptcy Court approving such award pursuant to section 330 or 503(b) of the Bankruptcy Code, the

Bankruptcy Rules, the Local Bankruptcy Rules, the U.S. Trustee Guidelines and Final Orders in full payment of their Allowed Claim for Professional fees not previously paid.

(e)	Professional Fees Incurred Between the Date of the Entry of the Confirmation Order and the Effective Date.

The Liquidating Trustee or the Estates may pay Professionals retained by the Estates for services rendered after the Confirmation Date up to and including the Effective Date; provided, however, that the Estates or Liquidating Trustee shall serve the U.S. Trustee with notice of his or her intent to compensate such Professionals and the amount of such compensation. The U.S. Trustee shall have a period of ten (10) Business Days after service of such a notice to object to or request a hearing on the compensation proposed in the notice. If no such objection or request for hearing is provided to the Liquidating Trustee within such ten (10) Business Day period, the Liquidating Trustee or the Estates shall promptly pay the amount set forth in the notice. If such an objection or request for hearing is provided to the Debtors within the ten (10) Business Day period, no payment shall occur except pursuant to an order of the Bankruptcy Court.

Section 4.2. Tax Claims.

Each holder of a Tax Claim that is an Allowed Claim shall receive, in full satisfaction of such Claim, Cash equal to the amount of such Claim on the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after such Claim becomes an Allowed Claim, unless such holder shall have agreed, in writing, to different treatment of such Claim.

Section 4.3. Payment of Bankruptcy Fees; Reports to the U.S. Trustee.

Notwithstanding anything to the contrary contained in this Plan, the Debtors or the Liquidating Trustee shall pay all outstanding Bankruptcy Fees in full in Cash on the Effective Date. After the Effective Date, the Liquidating Trustee shall be responsible for payment of the quarterly fees assessed by the U.S. Trustee, if any, until these Chapter 11 Cases are either closed by the Bankruptcy Court, converted to another chapter under the Bankruptcy Code, or dismissed by the Bankruptcy Court; provided, however, that the transfer by the Debtors to the Plan Administration Account, the Claims Reserve Account, or otherwise to the ATS Liquidating Trust, pursuant to this Plan shall not constitute a “disbursement” as that term is used in section 1930(a)(6) of title 28 of the

United States Code, but all transfers by the ATS Liquidating Trust after the Effective Date shall constitute a “disbursement” as that term is used in section 1930(a)(6) of title 28 of the United States Code. In addition, the Liquidating Trustee shall provide quarterly post-confirmation reports to the Bankruptcy Court and the U.S. Trustee, until these Chapter 11 Cases are either closed by the Bankruptcy Court, converted to another chapter under the Bankruptcy Code, or dismissed by the Bankruptcy Court.

Section 4.4 Subordinated Key Employee Administrative Claims.

(a) Each Key Employee is entitled to the Special Severance Amount and accrued vacation pay as provided in the Order on Management Retention and Compensation Plan entered on January 2, 2003. A copy of the Order on Management Retention and Compensation Plan is attached hereto as Exhibit A. Each Key Employee shall receive the Special Severance Amount and accrued vacation amount arising under the Key Employee Retention Plan, in Cash on the later of the termination of the Key Employee’s employment or the Trust Transfer Date. Because the Order attached hereto as Exhibit A subordinates these rights to payment to the Claims of Class 1, Class 2 and Class 3, payment of the Special Severance Amount and accrued vacation amount shall only be paid after there are sufficient funds in the Estates on the Trust Transfer Date to pay, or reserve for the payments of, all Claims in Class 1, Class 2, and Class 3.

(b) Payment to the Key Employee of his or her pro rata share in the Bonus Pool, as provided in the Order attached hereto as Exhibit A, shall be made in Cash as funds subject to the Bonus Pool are distributed to Class 4 Beneficiaries.

ARTICLE 5.

TREATMENT OF CLASSES UNDER THIS PLAN

Section 5.1. Satisfaction of Claims.

Except as otherwise expressly provided in this Plan, because their claims are unimpaired, the treatment of and consideration to be received by holders of Allowed Claims in Classes 1, 2 and 3 pursuant to this article 5 of this Plan shall be in full satisfaction of all such Allowed Claims against the Debtors.

Section 5.2. Class 1: Non Tax Priority Claims.

Certain Priority Claims, pursuant to section 507(a)(3) of the Bankruptcy Code, (so-called priority wage Claims) were previously paid in full pursuant to two (2) separate orders of the Bankruptcy Court entered on October 11, 2002 and December 23, 2002. Each holder of an unpaid Priority Claim that is an Allowed Claim (which was not previously paid in full) shall receive in full satisfaction of such Claim, Cash equal to the amount of such Claim on the later of (a) the Effective Date or (b) the date that is ten (10) Business Days after such Claim becomes an Allowed Claim, unless such holder shall have agreed, in writing, to different treatment of such Claim.

Section 5.3 Class 2: Secured Claims.

(a)	Class 2A: Allowed Secured Claim of Millard Refrigerated Services, Inc. (“Millard”).

Millard has asserted a Secured Claim in the total amount of $5,145.00, which is secured by goods valued at $2,695.00. The Debtors retained Millard to store certain goods related to their NouriCel business line at Millard’s facility. As of the Petition Date, the Debtors owed Millard the total sum of $2,695.00. Millard continues to charge for its storage services post-petition for which the Debtors pay and are in turn reimbursed by Smith & Nephew. Pursuant to section 7209 of the California Commercial Code, Millard has asserted a warehouseman’s lien on the goods in its possession for unpaid storage services. Millard shall receive, in full satisfaction of its Claim, Cash equal to the amount of such Claim on the Effective Date, unless Millard agrees, in writing, to different treatment of its Claim. In addition to the amount of the Claim, Millard shall receive interest at the Federal Judgment Rate accruing from the Petition Date through the date that the amount of the Claim is paid pursuant to this Plan. Upon payment of the Allowed Secured Claim, Millard’s lien shall be extinguished and Millard shall return the Debtors’ goods in Millard’s possession to the Debtors or the Debtors’ designee.

(b)	Class 2B: Alleged Secured Claim of Wateridge Lessor.

Pursuant to the Wateridge Lease, the Debtors deposited with the Wateridge Lessor a security deposit in the amount of $100,527.41. The Debtors have hired Burnham Real Estate Services, pursuant to the Order approving such employment entered by the Bankruptcy Court on December 18, 2002, to obtain a sublessor or party to otherwise assume the Wateridge Lease. Pursuant to the Order of the Bankruptcy Court entered on January 10, 2003 the deadline to assume or reject the Wateridge Lease is now April 8, 2003. Because, at the time of filing of this Plan, the Debtors have not obtained a sublessor or party willing to assume the Wateridge Lease, the Claim of Wateridge Lessor is contingent and unliquidated. The Wateridge Lessor shall be entitled to retain possession of the security deposit in the amount of $100,527.41 until the Claim becomes liquidated and noncontingent or is otherwise resolved. To the extent the Wateridge Lessor is a secured creditor, the Wateridge Lessor shall maintain any lien it may have on the security deposit. However, nothing herein is intended to create a lien that does not otherwise exist under applicable law. To the extent that the Claim of Wateridge Lessor is less than the amount of the security deposit, the Debtors reserve the right to demand the return of the unused portion of the security deposit to the Debtors, or the Liquidating Trustee, as the case may be.

(c)	Class 2C: Alleged Secured Claim of Union Bank of California.

Pursuant to the terms of the Wateridge Lease, the Debtors were required to obtain a standby letter of credit from Union Bank of California in favor of the Wateridge Lessor in the approximate amount of $1.7 million. Pursuant to the terms of the letter of credit, the Debtors deposited $1.7 million Cash in an account at Union Bank of California as security for the standby letter of credit. Upon the Debtors breach of the Wateridge Lease, Wateridge Lessor may draw down on the letter of credit in the amount of its damages. The letter of credit has not yet been drawn upon. Because, at the time of filing of this Plan, the Debtors have not obtained a sublessor or party willing to assume the Wateridge Lease, the Claim of Wateridge Lessor is contingent and unliquidated, and thus the Claim of Union Bank of California is also contingent and unliquidated. Union Bank of California shall be entitled to retain possession of the $1.7 million until the Claim becomes liquidated and noncontingent. To the extent Union Bank of California is a secured creditor, Union Bank of California shall maintain its lien on the $1.7 million deposit account. However, nothing herein is intended to create a lien that does not otherwise exist under applicable law. To the extent that any draw down by the Wateridge Lessor on the standby letter of credit is less than the amount of the letter of credit, and Union Bank of California’s corresponding draw down of the funds in its possession is less than $1.7 million and the letter of credit is terminated, Union Bank shall return the unused portion of the security to the Debtors, or the Liquidating Trustee, as the case may be.

(d)	Class 2D: Alleged Secured Claim of GE Capital Corporation.

GECC has filed a proof of Claim in the amount of $199,404.16, which GECC asserts is a Secured Claim. On May 2, 2002, the Debtors entered into an Equipment Lease Agreement with Toshiba Financial Services for the lease of photocopy machines. GECC is the successor in interest of Toshiba Financial Services, Inc. The Debtors assert that the Equipment Lease Agreement is a true lease and GECC does not have a Secured Claim. Nevertheless, the Debtors shall reject the lease with GECC and shall return the photocopy machines that are the subject of the Equipment Lease Agreement (the alleged collateral) to GECC. GECC may, if it chooses, then assert whatever Claim it deems appropriate. The Debtors, or the Liquidating Trustee, intend to object to GECC’s Claim. Upon entry of an order by the Bankruptcy Court adjudicating GECC’s Claim, GECC shall be paid, in full satisfaction of such Claim, Cash equal to the amount of such Claim allowed by the Bankruptcy Court, if any, no later than ten (10) days after such Claim becomes an Allowed Claim.

Section 5.4. Class 3: Unsecured Claims.

(a)	Class 3A: Trade, Employee and Indemnification Claims.

Class 3A consists of the holders of all Claims against the Debtors that are not Administrative Expense Claims, Priority Claims, Secured Claims, limited Claims to life insurance proceeds or Interests in ATS. Each holder of a Class 3A that is an Allowed non-contingent Claim shall receive, from the ATS Liquidating Trust, in full satisfaction of such Claim, Cash equal to the amount of such Claim or its Pro Rata share, as the case may be (plus interest at the Federal Judgment Rate accruing from the Petition Date through the date that the amount of the Allowed Claim is paid), on the later of (a) within thirty (30) days of the Effective Date or (b) the date that is ten (10) Business Days after such Claim becomes an Allowed Claim, unless such holder shall have agreed, in writing, to different treatment of such Claim. Contingent Director and Officer Indemnification Claims will be covered by the Debtors’ purchase of a continuing or “tail” policy of directors and officers liability insurance to remain in effect from the expiration of its current directors and officers liability policy of December 12, 2003 until three (3) years after the petition date or October 10, 2005.

(b)	Class 3B: Certain Limited Claims to Life Insurance Proceeds.

As part of the Debtors’ benefits to its employees, the Debtors paid, some or all, of the premiums for certain life insurance policies (the “Prudential Policies”) with Prudential Mutual Life Insurance company (“Prudential”) for the benefit of certain employees. Prudential demutualized in December 2001, and as a consequence, certain proceeds of the demutualization were distributed to policy holders of record on December 15, 2000, through the issuance of stock in the newly formed Prudential Financial, Inc. (“Prudential Financial”). As the policy holder of the Prudential Policies, the Debtors received, on behalf of the employees who were beneficiaries of the Prudential Policies, 1,975 of the publicly traded shares of Prudential Financial (the “Prudential Stock”). Class 3B consists of those former employees of the Debtors that were beneficiaries under the Prudential Policies and thereby have an interest in the Prudential Stock. On or after the Effective Date, the Debtor shall liquidate the Prudential Stock and transfer the proceeds thereof to the ATS Liquidating Trust upon the Trust Transfer Date, which shall then be maintained in the Claims Reserve Account. Not later than ninety (90) days after the Effective Date, the Liquidating Trustee under the ATS Liquidating Trust shall determine those entitled to participate in distributions under Class 3B and shall forward the net proceeds of the liquidation of the Prudential Stock on a Pro Rata basis to those participants. Claim holders in Class 3B shall also receive interest at the Federal Judgment Rate accruing from the date the Prudential Stock is liquidated to the date of the distribution of the proceeds of the liquidation of the Prudential Stock to Claim holders in Class 3B.

Section 5.5 Class 4: Interests in ATS.

Class 4 consists of all Interest holders in ATS as of the Record Date. Holders of Interests in Class 4 shall receive a beneficial interest in the ATS Liquidating Trust equal to their Pro Rata Interest they previously held as an Interest holder in ATS as of the Record Date. Holders of Interests in Class 4 shall receive distributions from the ATS Liquidating Trust after payment in full of Administrative Expense Claims, the payment of Claims in Classes 1, 2 and 3, or the establishment of reserves with respect thereto, and other appropriate reserves, including the Claims Reserve Account, as provided in the ATS Liquidating Trust Agreement attached hereto as Exhibit B. The beneficial interest of

Interest holders in the ATS Liquidating Trust shall vest in all Class 4 Beneficiaries on the Trust Transfer Date.

The conversion of Interests in Class 4 to beneficial interests in the ATS Liquidating Trust shall be accomplished as follows:

(a) All shares of stock in ATS shall forever cease trading as of the close of the Nasdaq OTC Bulletin Board (the “OTCBB”) on the Effective Date, also referred to as the Record Date.

(i) Mellon Investor Services shall be notified that all trading in ATS common stock shall permanently cease as of the Record Date.

(ii) The Depository Trust Company shall be notified that all trading in ATS common stock shall permanently cease as of the Record Date.

(iii) The OTCBB shall be notified that all trading in ATS stock shall permanently cease as of the Record Date.

(iv) ATS shall file a Form 15 with SEC deregistering ATS stock, reflecting its cancellation as soon as possible after the occurrence of the Record Date. Thereafter, ATS and the Liquidating Trustee shall not be required to make any further SEC reports.

(b) All shares of stock in ATS shall be automatically canceled as of the Record Date and shall be automatically converted into beneficial interests in the ATS Liquidating Trust upon the Trust Transfer Date which shall entitle the beneficial holders thereof, as Class 4 Beneficiaries, to receive distributions from the Liquidating Trustee as provided in this Plan and the ATS Liquidating Trust Agreement. All warrants, options or any other rights to purchase equity ownership interests in the Debtors shall be cancelled as of the Effective Date and will be entitled to no distributions under the Plan.

(c) No certificates, or other documentary evidence, representing beneficial interests in the ATS Liquidating Trust shall be issued, and beneficial interests in the ATS Liquidating Trust shall not be transferable, except by operation of law (such as death, etc.) as provided in the ATS Liquidating Trust Agreement and section 7.3(d) hereof.

(d) The identity of those to whom distributions shall be made from the ATS Liquidating Trust shall be determined by the Debtors as of the Record Date from the list of Record Holders from the register of record holders of ATS’ transfer agent Mellon Investor Services, and the books and records of the Depository Trust Company. Mellon Investor Services will close the stockholder transfer record, as of the Record Date, and provide the list of Record Holders to the Debtors’ thereafter.

(e) Except for permitted successors or assigns under this Plan or the ATS Liquidating Trust Agreement, the Debtors and the Liquidating Trustee will not recognize any Interest claimed by any Person who acquired their or its Interest after the Record Date.

(f) Except as provided in subsection (h) below, the Debtors and the Liquidating Trustee will recognize any Interest holder by record name only and not any Interest held in street name or otherwise.

(g) Distributions shall be made by the ATS Liquidating Trustee to Record Holders. In the event that the Record Holder is not also the ultimate Class 4 Beneficiary, the Record Holder shall have the responsibility, as provided by applicable law, regulations and contractual commitments, to transfer any proceeds or other information received by the Record Holder to the Class 4 Beneficiaries as it is received. Except as set forth below, the Liquidating Trustee shall have no responsibility whatsoever to provide distributions or other information to anyone other than the Record Holder.

(h) A Record Holder who held ATS stock for the benefit of a Class 4 Beneficiary may provide written notice to the Liquidating Trustee that the Liquidating Trustee should modify its records and make further distributions directly to a specified Class 4 Beneficiary in place and instead of the Record Holder. Upon receiving a written notification which provides adequate information to allow the Liquidating Trustee to make the appropriate changes in his or her records, such Class 4 Beneficiary shall be the Record Holder with respect to the applicable Interest and the Liquidating Trustee from that point forward shall distribute funds and any other information directly to the designated Class 4 Beneficiary in place and instead of the Record Holder who previously held the ATS stock for the benefit of the specified Class 4 Beneficiary.

ARTICLE 6.

IMPAIRMENT OR UNIMPAIRMENT OF CLASSES; VOTING

Section 6.1. Unclassified Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Tax Claims are not classified under this Plan and the holders of such Claims are not entitled to vote on this Plan.

Section 6.2 Classes Not Impaired Under this Plan.

Class 1, Class 2A, 2B, 2C, 2D and Class 3A and 3B are unimpaired under this Plan and, as such, are not entitled to vote on this Plan.

Section 6.3. Classes Impaired Under this Plan.

Class 4 is impaired under this Plan within the meaning of section 1124 of the Bankruptcy Code and, as such, would normally be entitled to vote on this Plan. However, in the interest of both time and expense, Class 4 shall not be entitled to vote on this Plan.

Because holders of Interests in Class 4 shall receive the value of their Interests (their Pro Rata share of assets available for distribution to members of Class 4 after distribution to senior Classes), and there are no holders of Interests that are junior to Class 4, the Court may confirm this Plan under section 1129(b)(2)(C), (the so-called “cram down” provision of the Bankruptcy Code), whether Class 4 votes to accept this Plan or not. Because this Plan may be confirmed regardless of the outcome of the vote of Class 4, the Debtors have sought permission from the Bankruptcy Court to proceed without submitting this Plan to a needless vote, thereby avoiding the unnecessary and exorbitant costs of vote solicitation and other costs to the Estates which will further maximize the return to Class 4 Beneficiaries.

ARTICLE 7.

MEANS FOR IMPLEMENTATION OF THIS PLAN

Section 7.1 Distributions Prior by the Debtors Prior to Distributors to the Trust.

The following distributions shall be made from the Estates prior to any transfers of Estate property to the ATS Liquidating Trust.

(a) On the Effective Date, holders of Allowed Administrative Expense Claims and Allowed Priority Claims (Class 1 Claims) shall receive payment consistent with article 4 and section 5.2 of this Plan.

(b) Not later than thirty (30) days after the Effective Date, the holder of the Allowed Claim in Class 2A, shall receive payment consistent with section 5.3(a) of this Plan.

(c) Not later than thirty (30) days after the Effective Date, holders of Allowed Claims in Class 3A shall receive payment or treatment consistent with section 5.4(a) hereof.

(d) After payment of the above amounts, but not later than the thirtieth (30th) day after the Effective Date, all remaining property of the Estates of any kind and nature whatsoever, real, personal, intellectual or otherwise, shall be transferred to the ATS Liquidating Trust, as provided in section 7.2 below, which shall be deemed to be the Trust Transfer Date, for further disposition as provided in this Plan and the ATS Liquidating Trust Agreement. Distributions to Class 3B and Class 4 shall be made by the Liquidating Trustee as set forth in sections 5.4(b) and 5.5 of this Plan.

Section 7.2. ATS Liquidating Trust.

(a)	Establishment of ATS Liquidating Trust.

On the Trust Transfer Date, the Debtors and the Liquidating Trustee shall execute the ATS Liquidating Trust Agreement creating the ATS Liquidating Trust. A copy of the ATS Liquidating Trust Agreement is attached hereto as Exhibit B. The ATS Liquidating Trust shall be established for the sole purpose of receiving the benefit of the ongoing obligations of third parties and liquidating and distributing the remaining assets of the Estates in accordance with this Plan with no objective to continue or engage in the conduct of a trade or business. For all federal income tax purposes, all parties shall treat the ATS Liquidating Trust as a liquidating trust pursuant to Treasury Regulations § 301.7701-4(d), and as a grantor trust subject to the provisions of Subchapter J, Part I, Subpart E of the Internal Revenue Code of 1986, as amended, owned by the Beneficiaries of the ATS Liquidating Trust as grantors. The affairs and administration of the ATS Liquidating Trust shall be governed by this Plan, the Confirmation Order, the ATS Liquidating Trust Agreement, any other Final Orders, and applicable bankruptcy and non-bankruptcy law. The ATS Liquidating Trust and the Liquidating

Trustee shall be vested with all the power and authority granted to a trustee pursuant to section 1106(a) of the Bankruptcy Code.

(b)	Transfer of the Estates’ Assets to the ATS Liquidating Trust.

On the Trust Transfer Date and after the execution of the ATS Liquidating Trust Agreement, all property of the Estates remaining after the distributions contemplated in section 7.1 above shall be transferred to the ATS Liquidating Trust, including all tangible and intangible property, all personal and real property, all contract rights, all causes of action and Recovery Rights, and all other assets and rights of every kind whatsoever owned or possessed by the Debtors. The ATS Liquidating Trust shall hold such property in its exclusive possession, custody and control for the benefit of holders of Claims and Interests entitled to payment under this Plan. For all federal income tax purposes, the Estates shall treat the transfer of all property to the ATS Liquidating Trust as a transfer to holders of Claims and Interests to the extent such holders are Beneficiaries of the ATS Liquidating Trust. The Liquidating Trustee shall ensure that, for all federal income tax purposes, consistent valuations are used by the Liquidating Trustee and the holders of Claims and Interests for all property transferred to the ATS Liquidating Trust.

(c)	Transfer Free and Clear of Claims; Stay of Actions Against ATS Liquidating Trust or Trust Res.

Except for the rights of Beneficiaries of the ATS Liquidating Trust, all property transferred to the ATS Liquidating Trust from any of the Estates shall be free and clear of all Claims, interests, liens and encumbrances, and such property shall remain as property of the ATS Liquidating Trust until distributed pursuant to this Plan. On the Effective Date, a stay of all actions to the same extent as set forth in section 362(a) of the Bankruptcy Code with respect to the Estates, the ATS Liquidating Trust, the Liquidating Trustee and the Claims Reserve Account shall be and remain in effect pending consummation of this Plan. The transfer of assets to the ATS Liquidating Trustee pursuant to this section 7.2(c) shall not constitute a default or breach under or result in any forfeiture whatsoever with respect to any asset of property interest transferred to the ATS Liquidating Trust.

Section 7.3 Beneficiaries of the ATS Liquidating Trust, Claims Reserve Account, and Distributions.

(a) Upon creation of the ATS Liquidating Trust, and payment of all Allowed Administrative Expense Claims, Tax Claims, and Claims in Classes 1, 2, and 3, only holders of unpaid and/or Disputed Administrative Expense Claims, Claims of Professionals, Claims in Classes 1, 2 and 3, other holders of contingent, unliquidated, or Disputed Claims including without limitation Smith & Nephew, and Class 4 Beneficiaries shall be Beneficiaries of the ATS Liquidating Trust.

(b) After establishing reserves as necessary for Disputed Claims in the Claims Reserve Account and establishing the Plan Administration Account, the Liquidating Trustee shall make an initial distribution to Class 4 Beneficiaries on the Distribution Date which shall occur not later than sixty (60) days after the Effective Date.

(c) The Liquidating Trustee shall determine and keep records to determine the identity of the Record Holders.

(d) The beneficial interest of any Beneficiary in the ATS Liquidating Trust, including Class 4 Beneficiaries, may not be assigned or transferred to any other Person except upon the death or dissolution of such holder or by operation of law; provided, that any such transfer shall be effected in compliance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, and any other applicable federal or state securities law.

(e) Within forty-five (45) days after the end of each calendar year following the Effective Date, the Liquidating Trustee shall issue an annual report to Beneficiaries, and in the case of Class 4 Beneficiaries to Record Holders, which report shall include information on all distributions made during the previous calendar year, a general report regarding the actions of the Liquidating Trustee to maintain and collect the assets of the Liquidating Trust, and shall include financial statements prepared using generally accepted accounting principles.

Section 7.4 The Liquidating Trustee.

(a)	Appointment and Capacity of the Liquidating Trustee.

Upon the creation of the ATS Liquidating Trust, John Freeman, the former Controller of ATS, shall act as the initial Liquidating Trustee. Upon appointment, Mr. Freeman’s employment with ATS as a Key Employee shall immediately cease and he shall be entitled to receive any unpaid benefits under the Key Employee Retention Plan in compliance with the order of the Bankruptcy Court attached hereto as Exhibit A. The Liquidating Trustee shall be empowered to act on behalf of the ATS Liquidating Trust and to carry out the provisions of this Plan. The Liquidating Trustee shall not have an interest that is materially adverse to the Debtors, the Estates, or the ATS Liquidating Trust. The Liquidating Trustee shall be paid a reasonable hourly rate from the Plan Administration Account for his or her services as Liquidating Trustee and shall be entitled to reimbursement of reasonable expenses incurred in fulfilling his or her duties under the ATS Liquidating Trust Agreement or this Plan without the need for filing fee applications under the Bankruptcy Code or for prior Bankruptcy Court approval. The Liquidating Trustee shall notify the U.S. Trustee at least five (5) Business Days prior to receiving any compensation from the ATS Liquidating Trust; provided, however, that no additional notice shall be required.

(b)	Powers, Rights and Duties of Liquidating Trustee.

The Liquidating Trustee shall have the rights and powers and shall perform all the functions and duties set forth in this Plan and as set forth in the ATS Liquidating Trust Agreement attached hereto as Exhibit B which is incorporated herein.

(c)	Resignation of the Liquidating Trustee.

The Liquidating Trustee may resign at any time from such position by executing an instrument in writing and filing that instrument with the Bankruptcy Court; provided, however, that the resignation of the resigning Liquidating Trustee shall not be effective until such time as the appointment of a successor Liquidating Trustee shall become effective in accordance with this Plan.

(d)	Removal of the Liquidating Trustee and Modification of the ATS Liquidating Trust.

Any party in interest under this Plan may move the Bankruptcy Court to replace the Liquidating Trustee with another individual, for cause, or to modify the terms of the ATS Liquidating Trust Agreement in a manner not materially inconsistent with this Plan. Any such motion shall be served on the U.S. Trustee and the Liquidating Trustee.

(e)	Appointment of Successor Liquidating Trustee.

In the event of the death, resignation, mental incompetency or removal of the Liquidating Trustee, replacements shall be appointed by the Bankruptcy Court upon motion by a party in interest or the ATS Liquidating Trust itself. Every successor Liquidating Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court and to the resigning Liquidating Trustee, if applicable, an instrument accepting such appointment, and thereupon such successor Liquidating Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Liquidating Trustee.

(f)	Standard of Care; Exculpation.

The Liquidating Trustee shall perform the duties and obligations imposed on the Liquidating Trustee by the ATS Liquidating Trust Agreement and this Plan with reasonable diligence and care under the circumstances. The Liquidating Trustee shall not be personally liable, however, to the ATS Liquidating Trust, or to any other party in interest, except for such of his or her acts as shall constitute bad faith, willful misconduct, gross negligence, willful disregard of his or her duties or material breach of the ATS Liquidating Trust Agreement. Subject to the foregoing, the Liquidating Trust shall defend, hold harmless and indemnify the Liquidating Trust from time to time from the assets of the ATS Liquidating Trust against any and all losses, claims, costs, expenses and liabilities to which the Liquidating Trustee may be subject by reason of the Liquidating Trustee’s execution in good faith of the duties under this Plan or the ATS Liquidating Trust Agreement. The officers, employees and agents of the Liquidating Trustee shall be likewise be entitled to the same defense, hold harmless and indemnification. The Liquidating Trustee may obtain for the benefit of the ATS Liquidating Trust, at the expense of the ATS Liquidating Trust, insurance against claims of liability, damage awards and settlement made against the Liquidating Trustee or his or her officers, agents and employees which fall under the above duty to defend and indemnification obligation. The Liquidating Trustee shall not be obligated to give any bond or surety or other security for the performance of any of his, her or its duties, unless otherwise ordered by the Bankruptcy Court, and if so ordered, all costs and expenses of procuring any such bond shall be deemed an expense of the administration of the ATS Liquidating Trust and paid from the assets of the ATS Liquidating Trust.

(g)	Employment of Professionals by the ATS Liquidating Trust.

Upon the creation of the ATS Liquidating Trust, the Liquidating Trustee will be permitted to retain on behalf of the ATS Liquidating Trust such law firms or attorneys, experts, advisors, consultants, investigators, accountants, appraisers, auctioneers, corporate management services, or other Persons as the Liquidating Trustee, in his or her sole discretion, may select to aid in the performance of his or her duties as Liquidating Trustee. Such professionals may be retained and compensated by the Liquidating Trustee for the ATS Liquidating Trust without any further order of the Bankruptcy Court, provided, however, that the Liquidating Trustee shall give the U.S. Trustee at least five (5) Business Days’ notice of the employment (and the terms thereof) and/or compensation of such professionals to be employed by the ATS Liquidating Trust.

(h)	Termination of the ATS Liquidating Trust.

The ATS Liquidating Trust shall automatically terminate pursuant to article 5 of the ATS Liquidating Trust Agreement upon the earlier of the completion of its purpose as defined in section 1.4 of the ATS Liquidating Trust Agreement or upon the fifth (5th) anniversary of the Effective Date; provided, however, that the Liquidating Trustee, or a party-in-interest, may extend the term of the ATS Liquidating Trust for one (1) year upon a motion filed with and approved by the Bankruptcy Court.

Section 7.5. Authority to Prosecute Claims and Compromise Controversies.

(a)	Settlements.

After the Trust Transfer Date, the Liquidating Trustee, on behalf of the ATS Liquidating Trust and the Estates, will be exclusively authorized to investigate and prosecute any and all objections to Claims, and to investigate and prosecute all Recovery Rights that arise or exist on behalf of the Estates. In an effort to minimize the expense of administering this Plan, the Liquidating Trustee shall be authorized to compromise and settle any disputes with respect to Claims or where the Liquidating Trustee seeks to recover from a third party, where the amount in controversy is twenty-five thousand dollars ($25,000) or less without the need for further Bankruptcy Court approval, unless such approval is deemed appropriate by the Liquidating Trustee, or the U.S. Trustee requests a hearing as to the compromise or the dispute concerns the conduct of the Liquidating Trustee. The

Liquidating Trustee shall serve the U.S. Trustee with notice of any and all intended settlements or compromises of twenty-five thousand dollars ($25,000) or less. Unless the U.S. Trustee objects and requests a hearing date within ten (10) days after service, the Liquidating Trustee may proceed with the settlement. If the U.S. Trustee objects, then the settlement will not proceed without an order from the Bankruptcy Court. For the settlement and compromise of disputes with respect to Claims or where the Liquidating Trustee seeks to recover from a third party, where the amount in controversy is more than $25,000, or where the dispute involves the Liquidating Trustee, the Liquidating Trustee may settle such disputes only with approval of the Bankruptcy Court after notice to the U.S. Trustee.

(b)	May Prosecute Actions in Own Name or in Name of ATS.

The Liquidating Trustee may continue any action commenced prior to the Trust Transfer Date without the need to substitute himself as the real party in interest and may initiate any action to prosecute any claim or cause of action or object to any Claim in his own name or in the name of the Debtors.

Section 7.6. Post-Effective Date / Pre-Trust Transfer Date Settlements.

After the Effective Date, but prior to the Trust Transfer Date, the Debtors are authorized to compromise and settle any disputes with respect to Claims, or where the Debtors seek to recover from a third party, where the amount in controversy is twenty-five thousand dollars ($25,000) or less, without the need for Bankruptcy Court approval, unless such approval is deemed appropriate by the Debtors. The Debtors shall serve the U.S. Trustee with notice of any and all intended settlements or compromises of twenty-five thousand dollars ($25,000) or less. Unless the U.S. Trustee objects and requests a hearing date within ten (10) days thereafter, the Debtors may proceed with the settlement. If the U.S. Trustee objects, then the settlement will not proceed without an order from the Bankruptcy Court. For disputes with respect to Claims, or where the Debtors seek to recover from a third party, where the amount in controversy exceeds twenty-five thousand dollars ($25,000), the Debtors may settle such disputes only with approval of the Bankruptcy Court after notice to the U.S. Trustee.

Section 7.7. Deadline to Interpose Objections to Claims.

Objections to Claims shall be filed by the Debtors, the Liquidating Trustee or any other party in interest by not later than sixty (60) days after the Effective Date. Objections to Administrative

Expense Claims shall be filed in accordance with the deadlines established under section 4.1(b) of this Plan. Adversary actions or other appropriate assertion of claims relating to Recovery Rights shall be filed before two years after the Petition Date. Other claims or rights shall be governed by applicable statutes of limitations as modified or otherwise effected by operation of the Bankruptcy Code.

Section 7.8. Direction to Parties.

From and after the Effective Date, any interested party may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution and delivery of any instrument required to effect a transfer of property dealt with by this Plan, and to perform any other act that is necessary for the consummation of this Plan, pursuant to section 1142(b) of the Bankruptcy Code.

Section 7.9. Unclaimed Property.

(a)	No Further Distribution.

If any distribution to a holder of a Claim or Interest is returned as undeliverable, no further distributions to such holder shall be made unless and until the Liquidating Trustee is notified of such holder’s then-current address, at which time all missed distributions shall be made to such holder, without interest. All requests for undeliverable distributions shall be made on or before one hundred and twenty (120) days after the date such undeliverable distribution was initially made. After such date, the Claim or Interest of the affected Person shall be discharged and forever barred. Any funds returned pursuant to this section shall then be distributed along with other ATS Liquidating Trust property.

(b)	Unnegotiated Checks or Void Wire Transfers.

Checks issued, or attempted wire transfers of other attempted payments, by the Liquidating Trustee in payment of Allowed Claims or Interests shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check, or wire transfer, shall be made to the Liquidating Trustee by the holder of the Allowed Claim or Interest to whom such check originally was issued. Any request for payment after a voided check shall be made on or before thirty (30) days after the expiration of the ninety-day period following the date of issuance of such check.

Section 7.10. Manner of Distributions Under this Plan and/or The ATS Liquidating Trust.

(a) At the option of the Debtors, or the Liquidating Trustee, as the case may be, any Cash payment to be made to any Person pursuant to this Plan may be made by a check or wire transfer.

(b) Distributions to holders of Allowed Claims under this Plan shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court, unless superseded by a new address as set forth (i) on a proof of Claim filed by a holder of an Allowed Claim; (ii) in another writing notifying the Liquidating Trustee (at the addresses set forth in the ATS Liquidating Trust attached hereto) of a change of address; or, (iii) in a request for payment of administrative expense, as the case may be. Distribution to Class 4 Beneficiaries shall be made in accordance with the provisions of section 5.5 of this Plan and the terms of the ATS Liquidating Trust Agreement attached hereto as Exhibit B.

Section 7.11 Termination of the 401(k) Plan.

Upon the Effective Date, the 401(k) Plan shall be terminated in accordance with the provisions of the 401(k) Plan, the Internal Revenue Code, ERISA, and applicable non-bankruptcy law. Fidelity Management Trust Company, as trustee of the 401(k) Plan, shall distribute to each of the participants (as defined in the 401(k) Plan) in the 401(k) Plan their allocable share of the assets of the 401(k) Plan as determined by Fidelity Management Trust Company, and perform all other necessary acts to wind up the affairs of the 401(k) Plan pursuant to the provisions of the 401(k) Plan, the Internal Revenue Code, ERISA, and other applicable non-bankruptcy law. The rights and duties of ATS as the employer under the 401(k) Plan shall be transferred to the ATS Liquidating Trust upon the Trust Transfer Date.

ARTICLE 8.

POST-EFFECTIVE DATE OPERATION AND DISSOLUTION OF THE DEBTORS

Section 8.1 No Further Business Activities by Debtors.

Except as provided in this Plan and to carry out its terms, after the Effective Date but prior to the Dissolution Date, neither the Debtors nor any Person purporting to act on behalf of the Debtors shall, without the prior written consent of the Liquidating Trustee or a Final Order, conduct any business for or on behalf of the Debtors, incur any liabilities for or on behalf of the Debtors (except as may be necessary to perform actions contemplated by this Plan), or merge, consolidate, acquire or form any subsidiaries for or on behalf of the Debtors or cause the Debtors to be acquired by any Person.

Section 8.2 Dissolution of Debtors.

On the Dissolution Date, each of the Debtors shall be dissolved, and the Liquidating Trustee shall file certificates of dissolution for each Debtor with the appropriate authorities in the jurisdiction of incorporation of each Debtor, without the need for further approval or authorization of any officers, directors or shareholders of any of the Debtors. The Liquidating Trustee shall be vested with full authority to take any and all steps necessary, appropriate or desirable to cause the dissolution of each of the Debtors as of the Dissolution Date.

The Dissolution Date shall occur not later than one hundred and eighty (180) days after the Effective Date.

ARTICLE 9.

EXECUTORY CONTRACTS

Section 9.1. Rejection of Executory Contracts.

The Executory Contracts identified in Exhibit C attached hereto relate to assets which the Debtors or the Liquidating Trustee intends to attempt to sell. All or a portion of the Executory Contracts on Exhibit C may be desired by a specific buyer of specific assets; however, the specific contracts desired will depend on the structure of the particular transaction. The Debtors are unaware of any cure due or other default on the Executory Contracts identified on Exhibit C. The Debtors and/or the Liquidating Trustee shall have up to 180 days following the Effective Date to file a motion to assume or reject any of the contracts identified on Exhibit C pursuant to section 365 of the Bankruptcy Code.

The Executory Contracts identified on Exhibit D relate to Collagen and the Debtors’ contractual relationship with Inamed. The contracts identified on Exhibit D shall be assumed or retained by the Debtors by means of the Confirmation Order and then transferred to the ATS Liquidating Trust on the Trust Transfer Date.

The Debtors shall file a motion to assume or reject the Wateridge Lease by the current deadline of April 8, 2003, as previously established by Court order.

All other Executory Contracts not identified on Exhibits C and D and not previously assumed or rejected by order of the Bankruptcy Court shall be deemed to have been rejected as of the Effective Date of this Plan.

The Debtors are also parties to other non-executory contracts, including post-petition contracts resulting from the sale of the Dermagraft JV to Smith & Nephew, which are identified on Exhibit E. The contracts identified on Exhibit E, and the rights and obligations there under, shall remain with the Estate and shall be transferred to the ATS Liquidating Trust on the Trust Transfer Date.

Section 9.2. Claims for Damages.

Each Person who is a party to an Executory Contract rejected pursuant to this Plan shall be entitled to file, not later than ten (10) days after the Effective Date or ten (10) days after the entry of an order rejecting the contract (whichever occurs later), a proof of Claim for damages alleged to arise from the rejection of the Executory Contract to which such Person is a party. Any Claim based on the rejection of an Executory Contract pursuant to this Plan will be barred if the proof of Claim is not timely filed. Objections to any proof of Claim based on rejection of a contract shall be filed by the Liquidating Trustee not later than thirty (30) days after the Effective Date, and the Bankruptcy Court shall determine any such objections. Treatment of Claims arising from the rejection of Executory Contracts pursuant to this Plan shall be consistent with the treatment received by holders of other Claims in Class 3A.

ARTICLE 10.

DISPOSITION OF DEBTORS’ REMAINING ASSETS

Section 10.1 Sale of NouriCel Business.

As of the date of this Plan, there is a pending sale of the Debtors’ NouriCel business to SkinMedica, Inc. or other qualified overbidder. The Bankruptcy Court has set a date for the hearing on the Debtors’ motion to approve that sale for March 19, 2003. Accordingly, as part of this Plan, the Debtors (and/or the Liquidating Trustee) shall close the sale of its NouriCel business to SkinMedica or qualified overbidder and distribute the proceeds of that sale pursuant to the provisions of this Plan and the ATS Liquidating Trust Agreement.

Section 10.2 Disposition of Debtors’ Remaining Assets

After completing of the sale of the NouriCel business to SkinMedica or a successful overbidder, the Debtors will have remaining other assets and property rights relating to human collagen, Segenix, cardiovascular applications, periodontal applications, surgical mesh applications, cartilage applications, as well as miscellaneous physical assets, lab equipment, computers, etc.

(a)	Small Asset Sales

Through the Effective Date and beyond, the Debtors will continue to market and sell small asset sales pursuant to the Order on Procedures for Sale of Small Assets entered by the Bankruptcy Court on January 21, 2003.

(b)	Other Asset Sales

With respect to other assets and business lines, the Debtors and Eureka will continue the ongoing marketing of those assets and attempt to find purchasers for those assets. Any sale of the remaining assets will be subject to the requirements of section 363 of the Bankruptcy Code, will first be approved by the Bankruptcy Court before any sale is consummated and will be subject to the bidding procedures set forth on Exhibit F attached hereto.

(c)	Bidding Procedures on Future Sales

By confirming this Plan, the Bankruptcy Court will be approving the bidding procedures attached hereto as Exhibit F as applying to future sales. These procedures are substantially the same as those previously approved by the Bankruptcy Court in these Chapter 11 Cases in connection with other sales. Upon receiving an offer that the Debtors, and/or the Liquidating Trustee wishes to accept, the appropriate party will file a motion with the Bankruptcy Court under section 363 and/or 365 of the Bankruptcy Code seeking approval of that sale to the prospective purchaser or qualified overbidder with the bidding procedures attached hereto as Exhibit F governing the sale without further approval of the sales procedures by the Court as they may pertain to a specific transaction. The Debtors may make non-material alterations to the sale procedures to suit a particular transaction.

(d)	Assets Which May Be Retained by the Liquidating Trustee.

The Debtors are currently in the process of soliciting any offers for any of its remaining assets. However, the License and Supply Agreement dated May 10, 1999, as amended, between Inamed Corporation and ATS entitles ATS to receive royalty and milestone payments associated with the sale by Inamed of human collagen products. It is the intention of the Debtors to transfer that agreement and any related rights to the ATS Liquidating Trust on the Trust Transfer Date, for the ATS Liquidating Trust to collect royalties and milestones and other obligations due the Debtors under that agreement, to ultimately liquidate those rights prior to the termination of the ATS Liquidating Trust and to provide for the distribution of those assets to Beneficiaries in accordance with the provisions of this Plan and the ATS Liquidating Trust Agreement.

Subject to Inamed receiving FDA approval of its PMA supplement for human collagen, the Debtors or the Liquidating Trustee will attempt to terminate the manufacturing services agreement with Smith & Nephew for the supply of human collagen, and allow Inamed to enter into a direct agreement with Smith & Nephew for such supply.

ARTICLE 11.

RETENTION OF JURISDICTION

Section 11.1. Extent of Retention.

Notwithstanding the occurrence of the Confirmation Date or the Effective Date, the Bankruptcy Court shall retain full jurisdiction as provided in 28 U.S.C. § 1334 to enforce the provisions, purposes, and intent of this Plan including, without limitation:

(a) To hear and determine any and all pending applications for the rejection and disaffirmance, assumption or assignment of Executory Contracts, any objection to Claims resulting therefrom, and the allowance of Claims resulting therefrom.

(b) To hear and determine any and all applications, adversary proceedings, contested matters and other litigated matters pending on the Confirmation Date.

(c) To ensure that the distributions to holders of Claims and Interests are accomplished as provided herein.

(d) To hear and determine any objections to Claims, and to allow or disallow any Disputed Claim in whole or in part.

(e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated.

(f) To hear and determine all applications for compensation and expense reimbursement from Professionals to the extent and under the procedures set forth in section 4.1 of this Plan.

(g) To hear the Debtors’ application, if any, to modify this Plan in accordance with section 1127 of the Bankruptcy Code. After the Confirmation Date, the Debtors may also, so long as it does not adversely affect the interests of Creditors or Interest Holders, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, Disclosure Statement or the Confirmation Order, in such manner as may be necessary to carry out the purposes and effects of this Plan.

(h) To hear and determine disputes arising in connection with this Plan or its implementation, including disputes arising under or relating to the interpretation of agreements documents or instruments executed in connection with this Plan, including the ATS Liquidating Trust Agreement.

(i) To construe and to take any action to enforce this Plan and the ATS Liquidating Trust Agreement issue such orders as may be necessary for the implementation, execution and consummation of this Plan and the ATS Liquidating Trust Agreement.

(j) To take any action to resolve any disputes arising out of or relating to any Claim or any Interest; to hear and determine other issues presented by or arising under this Plan, including

Claims made by holders of Claims that are unimpaired hereunder; and to take any action to resolve any disputes of Creditors with respect to their Claims.

(k) To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

(l) To hear and determine all actions asserting Recovery Rights.

(m) To resolve any disputes arising under or with respect to the ATS Liquidating Trust.

(n) To hear and determine any other matters not inconsistent with the Bankruptcy Code.

(o) To enter a final decree and order closing these Chapter 11 Cases.

Section 11.2. Exclusiveness of Retention of Jurisdiction.

The retention of jurisdiction provided for herein shall be exclusive with respect to all matters set forth in subsections (a) through (o) of Section 11.1 so as to preserve for the Debtors the benefits of this Plan, subject to the Bankruptcy Court’s power under section 305 of the Bankruptcy Code or 28 U.S.C. § 1334 (c) to abstain as to all or part of a proceeding.

ARTICLE 12.

CERTAIN PROVISIONS RELATING TO EFFECTIVENESS

Section 12.1. Withdrawal of Plan.

The Debtors reserve the right, at any time prior to the Confirmation Date, to withdraw this Plan. If the Debtors withdraw this Plan or the Confirmation Order is entered and subsequently vacated, this Plan shall be null and void in all respects, and nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors or their Estates, or (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors or their Estates.

Section 12.2. Result of Stay Pending Appeal/Plan Voidability.

In the event that a stay of the Confirmation Order is issued or in effect, the Debtors may, but are not required or in any way obligated to, declare this Plan null and void. If the Debtors declare this Plan null and void pursuant to this section, they shall file and serve written notice to that effect on all known holders of Interests and Claims against the Debtors and the U.S. Trustee.

ARTICLE 13.

MISCELLANEOUS

Section 13.1. Governing Law.

Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, except in the case of corporate governance relating to the Debtors, the laws of the State of Delaware shall govern, without giving effect to the conflicts of law principles thereof.

Section 13.2. Headings.

The headings of the articles, paragraphs, and sections of this Plan are inserted for convenience only and shall not affect the interpretation hereof.

Section 13.3. Fractional Dollars; No De Minimus Distributors Required.

Notwithstanding anything to the contrary contained in this Plan, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar is called for under this Plan or the ATS Liquidating Trust, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half-dollars being rounded down. Moreover, neither the Debtors nor the ATS Liquidating Trust shall be required to make any interim distribution to any Class 4 Beneficiary, or Record Holder, where the value of the distribution is not greater than two hundred dollars ($200), unless the Distribution is a final distribution of the ATS Liquidating Trust. Any interim distribution withheld on the above basis will accrue and be made along with the next distribution (if the value of that distribution then exceed $200) or in full no matter what the amount in a final distribution.

Section 13.4. Revocation.

The Debtors may withdraw this Plan at any time prior to the Confirmation Date, in which event this Plan shall be null and void and shall have no effect on the rights of the Debtors or the rights of any other party in interest.

Section 13.5. The Failure to Satisfy a Confirmation Condition or an Effective Date Condition.

If one or more of the conditions to confirmation or the Effective Date has not been met or waived in writing by the Debtors, and the time within which such condition must be satisfied has expired, this Plan shall be deemed null and void, and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims or Interests by or against any Debtor or any other Person or to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings involving any of the Debtors.

Section 13.6. Time.

In computing any period of time prescribed or allowed by this Plan, the day of the act, event, or default from which the designated period of time begins to run shall not be included. If any date on which a transaction shall occur under this Plan shall occur on a day that is not a Business Day, then the transaction shall occur on the next succeeding Business Day.

Section 13.7. Amendments.

This Plan may be amended, modified or supplemented by consent of all of the Debtors before or after the Confirmation Date, in the manner provided by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The holder of a Claim or Interest that is unimpaired or has accepted this Plan (if required) shall be deemed to have accepted this Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the holder’s Claim or Interest.

Section 13.8. Withholding and Reporting Requirements.

In connection with this Plan and all distributions made pursuant hereto, the Liquidating Trustee and the ATS Liquidating Trust shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements; provided, however, that no further reporting by the Liquidating Trust shall be required under the Securities and Exchange Act of 1934, any applicable regulation, or other securities laws.

Section 13.10. No Attorneys’ Fees, Interest, Default Interest or Penalties.

No attorneys’ fees, interest, default interest, late charges, or penalties will be paid with respect to any Claim except as specified in this Plan or as allowed by a Final Order.

Section 13.11. Amounts of Claims.

All references to Claims and amounts of Claims refer to the Allowed amounts of such Claims. Each of the Debtors reserves the right, both before and after the Confirmation Date, to object to Claims within the time limits established by this Plan so as to have the Bankruptcy Court determine the Allowed amount of such Claim to be paid under this Plan.

Section 13.12. Release of Officers and Directors for Acts During Bankruptcy Case.

Confirmation of this Plan shall constitute a full and final release as of the Effective Date of any and all Claims and causes of action that could have been brought by the Debtors against any officers, directors, employees and/or agents of the Debtors, in their capacities as such, relating to any actions or conduct by such officers, directors, employees and/or agents from the time period between the Petition Date and the Effective Date, including but not limited to Claims that third Persons may assert derivatively on behalf of the Debtors absent bankruptcy and non-derivative Claims arising from transactions with respect to the Debtors, other than Claims and actions formally commenced prior to the Confirmation Date. The release provided for in this section shall be self executing and shall automatically take effect as of the Effective Date; provided, however, that nothing herein shall affect any claim that the Debtors may have against any party for pre-petition acts, including any current or former officer, director or employee, or claims which are expressly preserved for the benefit of the Estates and the ATS Liquidating Trust.

Section 13.13. Exculpation.

None of the Debtors nor any of their respective members, officers, directors, employees, attorneys, accountants or agents, shall have or incur any liability to any Creditor or any holder of an Interest for any act or omission in connection with or arising out of the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan.

Section 13.14. Satisfaction of Claims.

Because the Debtors are paying all Allowed Claims in full with interest, except as otherwise expressly provided by this Plan, the rights afforded to holders of Claims under this Plan shall be in full satisfaction of all Claims against any of the Debtors, and acceptance of such distributions under this Plan shall be deemed irrevocably to release any and all Claims of every kind or nature against each of the Debtors. Persons deemed to have released Claims pursuant to this section 13.15 shall be forever precluded from asserting against any of the Debtors or any of their respective assets, any Claims of the type released or deemed released herein, except as contemplated or provided for by this Plan.

Section 13.15. The Debtors Shall Not Receive a Discharge.

Pursuant to section 1141(d)(3), none of the Debtors shall receive a discharge under this Plan; provided, however, that the ATS Liquidating Trust shall receive the property of the Debtors’ Estates free and clear of any liens or other encumbrances except as to the rights of the Beneficiaries of the ATS Liquidating Trust as provided in this Plan.

Section 13.16. Severability.

In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in this Plan is invalid, void or unenforceable, the Debtors shall have the option of treating the provision as invalid, void or unenforceable, leaving the remainder of this Plan in full force and effect, or they may determine to alter, amend, revoke, or withdraw this Plan.

Section 13.17. No Transfer Taxes.

Pursuant to section 1146(c) of the Bankruptcy Code, no sales tax, use tax, stamp, real estate transfer, mortgage recording or other similar tax may be imposed upon transfer of any property by means of this Plan, the ATS Liquidating Trust or sales transactions contemplated or allowed by this Plan or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, including the transfer of property to the ATS Liquidating Trust, prior or future sales of the Debtors’ property under section 363 as previously ordered by the Bankruptcy Court and any sales by the Liquidating Trustee of property in furtherance of this Plan.

Section 13.18. Effect of Confirmation.

This Plan as confirmed by the Bankruptcy Court is binding on the Debtors and all holders of Claims and Interests and their respective successors and assigns.

Section 13.19. Notice of Assignment of Claims.

In addition to any other notices and filings required by the applicable Bankruptcy Rules, any Persons seeking to acquire Claims against the Debtors or the Estates shall provide written notice of the assignment of such Claims to the Debtors on or before the Effective Date.

[Signature page follows]

DATED: February 7, 2003	ADVANCED TISSUE SCIENCES, INC.

	By:	\s\ Mark Gergen
	Name:	Mark Gergen
	Title:	Chief Restructuring Officer

DATED: February 7, 2003	ATS DERMAGRAFT, INC.

	By:	\s\ Mark Gergen
	Name:	Mark Gergen
	Title:	Chief Restructuring Officer

DATED: February 7, 2003	ATS ORTHOPEDICS, Inc.

	By:	\s\ Mark Gergen
	Name:	Mark Gergen
	Title:	Chief Restructuring Officer

DATED: February 7, 2003	BIONUVIA, INC.

	By:	\s\ Mark Gergen
	Name:	Mark Gergen
	Title:	Chief Restructuring Officer

DATED: February 7, 2003	SEGENIX, INC.

	By:	\s\ Mark Gergen
	Name:	Mark Gergen
	Title:	Chief Restructuring Officer

DATED: February 7, 2003	GIBSON, DUNN & CRUTCHER LLP

	By:	\s\ Craig H. Millet
Craig H. Millet

General Insolvency Counsel for Debtors and Debtors-in- Possession

EXHIBIT A

CSD 1001 [08/21/00]

Name, Address, Telephone No. & I.D. No.

Craig H. Millet (SBN 106027); Eric J. Fromme (SBN 193517)

Gibson, Dunn & Crutcher LLP

4 Park Plaza, Suite 1800

Irvine, CA 92614

Tel: (949) 451-3986

Fax: (949) 475-4651

[STAMP OF CLERK, U.S. BANKRUPTCY COURT. SOUTHERN DISTRICT OF CALIFORNIA] BY DEPUTY

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF CALIFORNIA 325 West “F” Street, San Diego, California 92101-6991

In Re Advanced Tissue Sciences, Inc. Debtor.	BANKRUPTCY NO. 02-09988 (Jointly Admin.) Date of Hearing: December 20, 2002 Time of Hearing: 3:00 p.m. Name of Judge: James Meyers

ORDER ON Management Retention and Compensation Plan

IT IS ORDERED THAT the relief sought as set forth on the continuation pages attached and numbered two (2) through 5 with exhibits, if any, for a total of 5 pages, is granted. Motion/Application Docket Entry No. 132

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DATED: JAN 2 2003	/s/ James Meyers
Judge United States Bankruptcy Court

Signature by the attorney constitutes a certification under Fed. R. of Bankr. P. 9011 that the relief in the order is the relief granted by the court.

Submitted by:

Gibson, Dunn & Crutcher LLP
(Firm name)

By:	/s/ Craig H. Millet
Attorney for Movant

EXHIBIT A

ORDER UNDER SECTIONS 105(A), 363, AND 503 OF THE BANKRUPTCY CODE

AUTHORIZING THE DEBTORS TO IMPLEMENT A COMPENSATION AND

RETENTION PLAN FOR THEIR REMAINING MANAGEMENT TEAM

Upon consideration of the motion (the “Motion”) filed by Advanced Tissue Sciences, Inc. (“ATS”), ATS Dermagraft, Inc., ATS Orthopedics, Inc., Segenix, Inc., and BioNuvia, Inc. (collectively, the “Debtors”) for the entry of an order under sections 105(a), 363, and 507 of title 11 of the United States Code (the “Bankruptcy Code”) and Local Bankruptcy Rules 2002-2 and 4002-2 authorizing the Debtors to implement a compensation and retention plan (the “Employee Retention Plan”) for their remaining management team that will oversee the orderly disposition of the Debtors’ remaining assets, the winding up of the Debtors’ remaining affairs, and the conclusion of these chapter 11 cases; and the evidence submitted in support thereof; and it appearing that this Court has jurisdiction to consider the Motion; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and all parties in interest; and adequate notice of the Motion having been given; and any objections to the Motion having been overruled; and sufficient cause appearing therefor:

IT IS HEREBY ORDERED THAT:

1. The Motion is granted in all respects.

2. The Debtors are hereby authorized to implement the Employee Retention Plan, described in more detail herein, to retain the following employees: Mark Gergen, Andrew Buckland, Kari McCulloch, and John Freeman (collectively, the “Tier 1 Employees”), and Kristie Burns, Karin Ingsvarsdotter, and Robert Kellar (collectively, the “Tier 2 Employees” and together with the Tier 1 Employees, the “Key Employees”).

3. The Debtors are hereby authorized to compensate the Tier 1 Employees during the pendency of these chapter 11 cases in the ordinary course of the Debtors’ business as follows:

a. Salary equal to twice the Tier 1 Employee’s salary as of October 10, 2002 (the “Petition Date”), commencing December 1, 2002 and extending through the date of termination of employment with the Debtors.

b. Payment of all accrued but unpaid vacation as of the date of termination of employment with the Debtors.

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c. Payment of a special severance amount (the “Special Severance Amount”) equal to six month’s salary (based on the regular salary rate in effect as of the Petition Date) payable on the later of (i) the effective date of the Debtors’ plan of reorganization, or (ii) termination of employment with the Debtors. The Special Severance Amounts shall be subordinated to the allowed claims of unsecured creditors, priority claims, and administrative claims.

d. A pro rata share of a bonus pool (the “Bonus Pool”) equal to 2.5% of the funds generated from liquidation of the Debtors’ assets that are available for distribution to ATS shareholders (less costs and expenses other than the Bonus Pool) within a plan of reorganization or available for distribution to shareholders within 90 days after the effective date of a plan of reorganization. For purposes of the Bonus Pool, “pro rata share”, with respect to a given Tier 1 Employee, means the salary of such employee divided by the total salary of four Tier 1 Employees. The Bonus Pool shall be paid upon the effective date of the plan of reorganization and then as funds become available within the 90-day period thereafter. Fund generated for distribution to shareholders after the 90-day period shall not become part of the bonus pool.

4. In order to be eligible to receive the Special Severance Amount and to share in the Bonus Pool, a Tier 1 Employee must remain employed by the Debtor until the later of (i) the consummation of the sale of 90% or more (by book value) of the Debtors’ assets, or (ii) the date a plan of reorganization for the Debtors is confirmed. A Tier 1 Employee shall not be entitled to any pro rata share of the Bonus Pool or payment of the Special Severance Amount under the Employee Retention Plan if the Tier 1 Employee terminates his or her employment or is terminated for cause by the Debtors.

5. A Tier 1 Employee is entitled to receive the Special Severance Amount and a pro rata share of the Bonus Pool if he or she is terminated by the Debtors without cause. However, a Tier 1 Employee shall not receive any Special Severance Amount or be entitled to share in the Bonus Pool if he or she resigns or is terminated for cause. Under no circumstances will any Tier 1 employee be entitled to receive the pro rata share of the Bonus Pool of any other Tier 1 employee; if a Tier 1

3

employee resigns or is terminated with cause, his or her pro rata share will not be divided among the remaining Tier 1 employees. Any unpaid Bonus Pool attributable to the pro rata share of a terminated Tier 1 Employee shall return to the Debtors’ estate and not to any other Tier 1 Employees.

6. The Debtors are hereby authorized to compensate the Tier 2 Employees during the pendency of these chapter 11 cases in the ordinary course of the Debtors’ business as follows:

a. Salary equal to twice the employee’s regular salary as of the Petition Date, commencing December 1, 2002 and extending through the date of termination of employment with the Debtors.

b. Payment of all accrued but unpaid vacation as of the date of termination of employment with the Debtors.

c. Payment of severance upon termination according to ATS’ standard severance policy as of the Petition Date. Under ATS’ standard policy, each employee is entitled to severance pay equal to:

i. two weeks’ pay, plus

ii. X weeks’ pay, where X is the number of years of service with the Debtors (or in the case of director level employees or above two times X weeks’ pay), plus

iii. zero weeks’ pay if the employee is less than 40 years old, two weeks’ pay if the employee is 40 to 49 years old, four weeks’ pay if the employee is 50 to 59 years old, and six weeks’ pay if the employee is 60 years old or older.

7. The amounts paid pursuant to the Employee Retention Plan shall be allowed as administrative expenses of the Debtors’ bankruptcy estates, provided, however, that the Special Severance Amount and the Bonus Pool shall be subordinated to claims of unsecured creditors, priority claims, and other administrative expense claims.

8. All payments under the Employee Retention Plan shall be in lieu of any and all other payments and claims to which any Key Employee may be entitled relating to his or her employment with the Debtors, and the termination of such employment, including without limitation severance payments under the Debtors’ severance policy. To the extent that any Key Employee receives

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payment on account of these other claims, payments to such Key Employee under the Employee Retention Plan shall be reduced dollar-for-dollar, but not below zero.

9. The Employee Retention Plan shall not restrict the Debtors’ ability to terminate an employee at any time, with or without cause.

10. The Board of Directors of ATS or, in lieu of the Board of Directors of ATS, by a responsible officer approved by the bankruptcy court (the “Board”) shall administer the Employee Retention Plan. The Board shall have complete discretion with respect to administration and interpretation of the Employee Retention Plan. The determination or action of the Board with respect to any questions arising out of or in connection with the Employee Retention Plan shall be conclusive and binding, unless determined to be arbitrary and capricious.

11. The Board may amend or terminate (but not augment) the Employee Retention Plan in its sole discretion for any purpose permitted by law, except that no amendment or termination that would materially and adversely affect the rights of any Key Employee shall be made without the written approval of such Key Employee.

12. The Employee Retention Plan shall be construed according to the laws of the State of California, without giving effect to its conflicts or laws provisions, except to the extent that such laws are preempted by federal law and shall be subject to the continuing jurisdiction of the Court.

13. Key Employees shall be responsible for all applicable taxes arising in connection with payments under the Employee Retention Plan; however, the Debtors may withhold taxes from any payments made under the Employee Retention Plan pursuant to applicable law.

14. Key Employees may not assign their rights under the Employee Retention Plan.

Approved as to Form and Content:

BARRY L. RUDERMAN

RATHBONE RUDERMAN & GARDINER

By:	/s/ Barry L. Ruderman
Barry L. Ruderman

Attorneys for Richard J. Feferman

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Draft-2/7/2003 11:15 AM

ATS LIQUIDATING TRUST AGREEMENT

This trust agreement (this “ATS Liquidating Trust Agreement”), dated as of April             , 2003, by and among Advanced Tissue Sciences, Inc. (“ATS”), ATS Dermagraft, Inc., ATS Orthopedics, Inc., Segenix, Inc. and BioNuvia, Inc. (collectively, with ATS, the “Debtors”), as Settlors (the “Settlors”), and John T. Freeman, as Liquidating Trustee (the “Liquidating Trustee”), is executed pursuant to section 7.2 of the Plan (as defined below). The trust created by the ATS Liquidating Trust Agreement shall be referred to as this “ATS Liquidating Trust.”

RECITALS

A. Commencement of the Bankruptcy Cases. On October 10, 2002, the Settlors filed voluntary petitions under the Bankruptcy Code (as defined in the Plan) in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Jointly Administered Case No. 02-09988 M1l.

B. The Liquidating Plan. On February 7, 2003, the Settlors filed with the Bankruptcy Court their Liquidating Plan of Reorganization dated February 7, 2003 (the “Plan”). By order entered on March             , 2003, the Bankruptcy Court confirmed the Plan.

C. Meaning of Terms. Unless otherwise indicated, capitalized terms used in this ATS Liquidating Trust Agreement shall have the same meaning ascribed to such terms in the Plan.

D. Trust Assets and Beneficiaries. Pursuant to Section 7.2(b) of the Plan, on the Trust Transfer Date, all property of the Estates, including, without limitation, (i) all tangible and intangible property, (ii) all personal and real property; (iii) all contract rights, (iv) all causes of action and Recovery Rights, (v) the benefit of the ongoing obligations of third parties, including but not limited to royalty payments and milestone payments; and (vi) all other assets and rights of every kind whatsoever owned or possessed by the Debtors (including any property of the Estates that may be ascertained, located, or acquired after the creation of the ATS Liquidating Trust) (collectively, the “Trust Assets”), are to be transferred to and vest in the ATS Liquidating Trust, which shall hold such property in its exclusive possession, custody, and control for the benefit of the holders of Claims or Interests entitled to payment under the Plan who have not otherwise been paid in full, as provided in the Plan, as of the Trust Transfer Date (“Beneficiaries”).

E. Desire to Create the ATS Liquidating Trust. In accordance with the Plan, the parties hereto desire to establish the ATS Liquidating Trust for the benefit of the Beneficiaries and to apply and distribute the Trust Assets pursuant to the terms of this ATS Liquidating Trust Agreement and the Plan.

F. Liquidating Trust for Federal Income Tax Purposes. For all federal income tax purposes, the ATS Liquidating Trust is intended to be treated as a liquidating trust pursuant to Treasury Regulations § 301.7701-4(d), and as a grantor trust subject to the provisions of Subchapter J, Part I, Subpart E of the Internal Revenue Code of 1986, as amended (the “Tax Code”), owned by the Beneficiaries as grantors.

Exhibit B

NOW, THEREFORE, in consideration of the promises of and the acceptance by the Liquidating Trustee of the ATS Liquidating Trust hereby created, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1.

ESTABLISHMENT OF TRUST

1.1 Transfer in Trust. In order to declare the terms and conditions hereof and in consideration of the confirmation of the Plan under the Bankruptcy Code, the Settlors and hereby absolutely and irrevocably assign to the Liquidating Trustee and to his successors and assigns, all right, title and interest to and in the Trust Assets (including any property of the Debtors’ Estates that may be ascertained, located, or acquired after the creation of the ATS Liquidating Trust) to have and to hold unto the Liquidating Trustee and his successors and assigns forever, in trust nevertheless, under and subject to the terms and conditions set forth herein and in the Plan for the benefit of the Beneficiaries, their successors and permitted assigns as provided for herein and in the Plan.

1.2 Liquidating Trustee Acceptance. The Liquidating Trustee hereby accepts the Trust Assets, and agrees to observe and perform the duties and obligations imposed upon him by this ATS Liquidating Trust Agreement upon and subject to the terms and conditions set forth herein and under the Plan.

1.3 Title. The Liquidating Trustee shall hold legal title to all Trust Assets provided that the Liquidating Trustee may cause legal title or evidence of title to any of the Trust Assets (except for litigation claims) to be held by any nominee or other Person, on such terms, in such manner, and with such power as the Liquidating Trustee may determine in his sole and absolute discretion. In no event shall any or all of the Trust Assets revert to any Settlor.

1.4 Trust Assets Held Free and Clear of Claims. Pursuant to Section 7.2(c) of the Plan and the Confirmation Order, all property transferred to the ATS Liquidating Trust from the Estates shall be free and clear of all claims, interests, liens and encumbrances, except as otherwise expressly provided in the Plan.

1.5 Purpose. The sole purpose of this ATS Liquidating Trust Agreement and the ATS Liquidating Trust is to liquidate the Trust Assets in an orderly and timely manner and to distribute those assets in accordance with the provisions of this ATS Liquidating Trust Agreement and the Plan for the Beneficiaries.

ARTICLE 2.

GENERAL POWERS, RIGHTS AND OBLIGATIONS

OF THE LIQUIDATING TRUSTEE

2.1 General Powers. The Liquidating Trustee shall be vested with all the power and authority granted to a trustee pursuant to sections 1106(a) and 1123(b)(3)(B) of the Bankruptcy Code. In all circumstances, when dealing with the Trust Assets, the Liquidating Trustee shall act as the fiduciary of the Beneficiaries.

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2.2 Employment of Attorneys and Other Professionals.

(a) The Liquidating Trustee may retain on behalf of the ATS Liquidating Trust such law firms or attorneys, experts, advisors, consultants, investigators, appraisers, auctioneers, corporate management services or other professionals as the Liquidating Trustee, in his sole discretion, may deem necessary or appropriate to assist the Liquidating Trustee in carrying out his powers and duties under the Plan and this ATS Liquidating Trust Agreement.

(b) The Key Employees (other than the Liquidating Trustee), at the discretion of the Liquidating Trustee, may become employees, contractors or consultants to the ATS Liquidating Trust pursuant to reasonable terms to be negotiated between the Liquidating Trustee and the applicable Key Employee. Any Key Employee’s employment with the Debtors under the Key Employee Retention Plan shall terminate before such Key Employee becomes an employee, contractor or consultant to the ATS Liquidating Trust.

(c) The Liquidating Trustee may commit the ATS Liquidating Trust to and shall pay all such Persons retained by the Liquidating Trustee reasonable compensation for services rendered and expenses incurred without any need for filing fee applications with the Bankruptcy Court. The Liquidating Trustee shall notify the U.S. Trustee of the professionals to be employed by the ATS Liquidating Trust and the terms of employment when they have to give this notice; provided, however, that no additional notice shall be required prior to compensating such professionals.

(d) The Liquidating Trustee shall have the rights and powers and shall perform all the functions, duties and obligations set forth in this ATS Liquidating Trust Agreement and the Plan.

2.3 Duties of the Liquidating Trustee. In particular, and without limitation, the Liquidating Trustee shall do the following:

(i) carry out the terms of the Plan with respect to payments of the Beneficiaries and the Trust;

(ii) pay Administrative Expense Claims, including those of the Estates’ Professionals and Priority Claims, as provided in the Plan and this ATS Liquidating Trust Agreement;

(iii) provide distributions to holders of unpaid Allowed Claims in Class 1, Class 2 and Class 3, as they become Allowed, in accordance with the terms of the Plan and this ATS Liquidating Trust Agreement;

(iv) act as custodian of the Trust Assets and liquidate and reduce such assets to Cash at such times as the Liquidating Trustee deems appropriate to accomplish the purpose of the ATS Liquidating Trust, in accordance with the Plan and this ATS Liquidating Trust Agreement;

(v) prosecute objections to Claims in his name or the name of the Debtors;

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(vi) provide distributions of available Cash upon the Distribution Date and periodically thereafter to Class 4 Beneficiaries, as provided in the Plan and this ATS Liquidating Trust Agreement;

(vii) pursue Recovery Rights and other causes of action and claims of the Estates pursuant to this ATS Liquidating Trust Agreement and the Plan, including, without limitation, analyzing, resolving and, if necessary, prosecuting all known claims and causes of action that the Estates may have against third parties, including without limitation, any claims relating to promissory notes executed in favor of ATS by Arthur Benvenuto and Gail Naughton and any claims against Biozhem for breach of contract;

(viii) consummate the performance of all asset purchase agreements entered into by the Debtors prior to the Trust Transfer Date or any asset purchase agreement with a successful overbidder;

(ix) enter into and consummate further agreements to liquidate the Trust Assets and such other agreements as the Liquidating Trustee deems appropriate;

(x) prosecute patents and otherwise protect the intellectual property transferred to the ATS Liquidating Trust as the Liquidating Trustee deems appropriate;

(xi) enforce contract rights in favor of the ATS Liquidating Trust as the Liquidating Trustee deems appropriate;

(xii) enter into modifications or terminate existing contracts as the Liquidating Trustee deems appropriate;

(xiii) comply with all applicable laws and file any returns or audits required by federal and state law or regulation;

(xiv) pay amounts owed to the Office of the U.S. Trustee when due; and

(xv) take any and all other actions that may be necessary and appropriate to accomplish the purpose of and carry out the provisions of this ATS Liquidating Trust Agreement and the Plan, including, without limitation, (a) effecting the dissolution of the Debtors under applicable law, and (b) retaining and maintaining the books and records of the Debtors and making such books and records available to other parties in interest, upon reasonable request.

2.4 No Authority to Conduct Trade or Business. Notwithstanding anything contained herein to the contrary, the Liquidating Trustee shall not conduct any trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the ATS Liquidating Trust.

2.5 Litigation of Claims; Prosecution of Actions.

(a) The Liquidating Trustee is authorized to investigate, settle, abandon and/or prosecute any and all objections to Claims, to investigate and prosecute claims, causes of action,

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choses of action and the like, of any nature whatsoever, that arise or exist on behalf of the Estates, and may defend and/or settle all counterclaims, if any.

(b) The Liquidating Trustee, acting on behalf of the ATS Liquidating Trust, is authorized to compromise and settle any disputes where the amount in controversy is twenty-five thousand dollars ($25,000) or less without the need for Bankruptcy Court approval, unless the Liquidating Trustee deems such approval appropriate or the dispute concerns the Liquidating Trustee. For disputes where the amount in controversy exceeds twenty-five thousand dollars ($25,000) or the dispute concerns the Liquidating Trustee, the Liquidating Trustee may settle such disputes only after notice to the U.S. Trustee and approval of the Bankruptcy Court.

(c) The Liquidating Trustee may commence or continue any litigation or other proceeding in his own name or in the name of the Debtor(s) as he deems appropriate and the Liquidating Trustee shall not be required to substitute himself as the real party in interest in litigation assigned to the Liquidating Trust on the Trust Transfer Date.

ARTICLE 3.

MANAGEMENT OF TRUST ASSETS, DISTRIBUTIONS TO

BENEFICIARIES, REPORTING AND TAX INFORMATION

3.1 Management and Sale of Trust Assets.

(a) Except as otherwise provided in this ATS Liquidating Trust Agreement or in the Plan, and subject to the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Liquidating Trustee shall be empowered to and, in his sole discretion, shall administer and liquidate any and all Trust Asset’s transferred to the ATS Liquidating Trust. The Liquidating Trustee shall control and exercise authority over the Trust Assets, over the acquisition, management, and disposition thereof, and over the management and conduct of the business of the ATS Liquidating Trust to the same extent as if the Liquidating Trustee were the sole owner thereof in his own right. No Person dealing with the ATS Liquidating Trust shall be obligated to inquire into the authority of the Liquidating Trustee in connection with the acquisition, management, or disposition of Trust Assets.

(b) In connection with the management and use of the Trust Assets, the Liquidating Trustee, except as otherwise expressly limited in this ATS Liquidating Trust Agreement, shall, without limitation of his or her power and authority, do the following:

(i) accept the assets transferred and provided to the ATS Liquidating Trust pursuant to this ATS Liquidating Trust Agreement and the Plan;

(ii) distribute Trust Assets to the Beneficiaries in accordance with the terms of this ATS Liquidating Trust Agreement and the Plan;

(iii) sell, convey, transfer, assign, liquidate or abandon Trust Assets or any part thereof or any interest therein, upon such terms and for such consideration as the Liquidating Trustee in his sole discretion deems desirable;

(iv) endorse the payment of notes or other obligations of any Person or to make contracts with respect thereto;

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(v) engage in all acts that could constitute ordinary course of business in performing the obligations of a trustee under a trust of this type;

(vi) remove all or any part of the Trust Assets of or the situs of administration of the ATS Liquidating Trust from one jurisdiction to another jurisdiction in the United States at any time or from time to time;

(vii) in connection with any property held hereunder which is distributable or payable to a minor, transfer and pay over all or any portion thereof to such minor, or to a guardian of the property of such minor whenever appointed without requiring ancillary guardianship, or to a parent of such minor or the person with whom such minor resides, or to any custodian under any Uniform Gifts to Minors Act or Uniform Transfers to Minors Act with power to select any Person (including any fiduciary hereunder) to be such custodian and with power to extend such custodianship to age twenty-one (21) years, without any obligation to see to the use or application thereof or to make inquiry with respect to any other property available for the use of such minor, the receipt of such minor, guardian, parent, person or custodian to be a complete discharge as to such transfer or payment; and

(viii) borrow such sums of money at any time or from time to time for such periods of time upon such terms and conditions from such Persons or corporations (including any fiduciary hereunder) for such purposes as may be deemed advisable, and secure such loans by the pledge or hypothecation of any property held hereunder.

(c) When the Liquidating Trustee deems it appropriate in order to maximize the value of Trust Assets, the Liquidating Trustee shall liquidate any or all Trust Assets to Cash in order to effectuate the purpose of the ATS Liquidating Trust as set forth in Section 1.5 herein.

(d) Prior to liquidating any Trust Assets for an aggregate value of greater than $500,000, the Liquidating Trustee shall market those assets in such a way as to insure the ATS Liquidating Trust is receiving the best price under the circumstances. The Liquidating Trustee may, in his or her sole discretion, employ consultants, brokers, investment bankers and other professionals to assist in the marketing of the assets and the Liquidating Trustee may sell the assets by means of a private sale, public sale or auction with overbidding as the Liquidating Trustee deems appropriate.

(e) Notwithstanding anything contained herein to the contrary, prior to selling any Trust Assets for consideration in excess of $500,000, the Liquidating Trustee shall make a motion to the Bankruptcy Court under section 363 and 365 of the Bankruptcy Code to seek an order approving the sale. The Sales Procedures governing future sales attached to the Plan as Exhibit F shall control any such sale.

(f) Notwithstanding section (e) above, the Liquidating Trustee may sell without further court approval any Trust Assets where the sale is to be consummated more than one year after the Effective Date.

3.2 General Operating Account. The Liquidating Trustee shall maintain in a general operating account all Cash received from the Settlors or obtained at any time in the future with respect to the ATS Liquidating Trust.

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3.3 Claim Reserve Account. The Liquidating Trustee shall establish a separate Claims Reserve Account with sufficient funds to pay all Disputed Claims in Classes 1, 2, and 3 and all other pending Claims, including Administrative Expense Claims, including those of the Estate’s Professionals, Priority Claims, and any other contingent Claims which Claims Reserve Account shall be maintained until the resolution of those Claims.

3.4 Smith & Nephew Indemnification Account. The Liquidating Trustee shall establish a separate account with sufficient funds necessary to meet any potential contractual commitments with respect to indemnification obligations as set forth in Section 12.1 of the Dermagraft Sale Agreement.

3.5 Plan Administration Account. The Liquidating Trustee shall establish a separate Plan Administration Account with sufficient funds as the Liquidating Trustee deems necessary to carry forth the terms of the Plan and the ATS Liquidating Trust, including any expenses of the Liquidating Trustee, the ATS Liquidating Trust, or third parties retained by the ATS Liquidating Trust, as determined in the sole discretion of the Liquidating Trustee.

3.6 Other Accounts. The Liquidating Trustee shall establish and maintain such other accounts as he deems necessary and appropriate to carry forth the terms of the Plan and the ATS Liquidating Trust.

3.7 Treatment of Accounts. For purposes of this ATS Liquidating Trust Agreement, the Liquidating Trustee may pool for investment purposes any funds required to be “maintained” in “a separate account,” but, in such event, the Liquidating Trustee shall treat such funds as existing within a segregated account in the books and records of the ATS Liquidating Trust. In addition, notwithstanding any requirement that distributions hereunder to any Person on a single day be made from a separate account, the Liquidating Trustee may make distributions from pooled funds to such Person, but, in such event, the Liquidating Trustee shall treat the funds so distributed as having been distributed from the applicable segregated account in the ATS Liquidating Trust’s books and records.

3.8 Investment Obligations. The Liquidating Trustee shall (a) invest all Cash in “government securities” (as such term is defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended) or (b) deposit such Cash in demand deposits at any bank approved as a depository for debtor in possession accounts by the U.S. Trustee. The Liquidating Trustee shall make such investments or deposits, as the case may be, in such amounts and at such times as may be deemed necessary by the Liquidating Trustee, in his sole discretion, to provide funds when needed to make payments from the ATS Liquidating Trust. If at any time it shall become necessary that some or all of the investments constituting Trust Assets be redeemed or sold in order to raise money necessary to comply with the provisions of this ATS Liquidating Trust Agreement or the Plan, the Liquidating Trustee shall effect such redemption or sale, in such manner and at such time as the Liquidating Trustee, in his sole discretion, deems reasonable.

3.9 Distributions. The Liquidating Trustee shall make distributions of Trust Assets as follows:

(a) Distributions on the Trust Transfer Date. Within thirty (30) days of the Trust Transfer Date, the ATS Liquidating Trust shall do the following in the order listed:

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(i) the Liquidating Trustee shall transfer into the Smith & Nephew Indemnification Account $1 million;

(ii) the Liquidating Trustee shall transfer into the Claims Reserve Account funds in the amount necessary to pay all Disputed Claims, other unpaid pending Claims such as Professional fees, amounts owing to the Key Employees for accrued vacation, proceeds from the liquidation of the Prudential stock to be distributed to Class 3B, all Claims due under any contract and other amounts as the Liquidating Trustee deems appropriate,

(iii) the Liquidating Trustee shall transfer funds into the Plan Administration Account in an amount necessary, determined in his sole discretion, for administration of the ATS Liquidating Trust;

(iv) the Liquidating Trustee shall pay holders of unpaid Allowed Claims in Classes 1, 2 and 3 Cash (except as otherwise specifically provided in the Plan), to the extent those claims have become Allowed, as provided in the Plan;

(v) the Liquidating Trustee shall pay the U.S. Trustee all unpaid Bankruptcy Fees as then due; and

(vi) Distribution of the Special Severance Amount. To the extent not previously paid prior to the Trust Transfer Date, the Liquidating Trustee shall distribute to each Key Employee the Special Severance Amount and any vacation pay due accrued at the normal pre-petition compensation rate pursuant to the Key Employee Retention Plan no later than ten (10) Business Days after the termination of the Key Employee’s employment with the Debtors or the Estates.

(vii) the Liquidating Trustee shall distribute the remaining available Cash as follows: (1) 2.5% of that Cash to the Bonus Pool (provided the Cash was generated no later than the 90th day after the Effective Date); (2) the remainder of that Cash to the Class 4 Beneficiaries on a pro rata basis as provided in the Plan and this ATS Liquidating Trust Agreement.

(b) Distribution of the Bonus Pool. Based upon the terms of the Bonus Pool, the Key Employees are entitled, subject to the conditions thereof, to share in a bonus pool of 2.5% of all proceeds available for distribution to Class 4 Beneficiaries that are generated from asset sales closed at any time prior to ninety (90) days after the Effective Date. Therefore, at any time the Liquidating Trustee proposes to distribute proceeds of any transaction that closed prior to ninety (90) days after the Effective Date, the Liquidating Trustee shall distribute those assets pursuant to the formula set forth in Section 2.13(a)(vi) above. Any distribution of funds received from transactions or sales occurring more than 90 days after the Effective Date shall not be subject to the Bonus Pool pay out. The Bonus Pool shall be distributed to the Key Employees in accordance with the formulas set forth in the Order on Management Retention and Compensation Plan, entered on January 6, 2003, Bankruptcy Court attached to the Plan as Exhibit A.

(c) Subsequent Distributions to Holders of Allowed Claims. After the initial Distribution Date the Liquidating Trustee shall distribute to the holder of an unpaid Allowed

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Claim, Cash equal to the unpaid amount of the Allowed Claim plus interest at the Federal Judgment Rate to the date of such distribution, no later than ten (10) Business Days after such Claim becomes an Allowed Claim as provided in the Plan, unless the holder of the Claim agrees, in writing, to a different treatment.

(d) Subsequent Distributions to Class 4 Beneficiaries. The Liquidating Trustee shall make such subsequent distributions to Class 4 Beneficiaries as the Liquidating Trustee deems appropriate but, in any event, not less frequently than once every twelve (12) months and continuing until the termination of the ATS Liquidating Trust, provided, however, in an effort to save costs; (i) no distribution shall be required where the aggregate distribution to all Class 4 Beneficiaries is less than $250,000; or (ii) no individual Record Holder shall be entitled to a distribution where his, her, or its individual distribution would be less than $200. Any distribution not made as a result of these provisions will be accrued and accumulated for future distributions.

(e) Distributions to be Made to Record Holder. All distributions made by the Liquidating Trustee owing to Class 4 Beneficiaries shall be made to the Record Holder pursuant to Section 5.5 of the Plan. If the Class 4 Beneficiary is not the Record Holder, it shall be the sole responsibility of the Record Holder to distribute any distributions or other information received by the Record Holder to the Class 4 Beneficiary as required under applicable law, regulations and/or contractual requirements between the Record Holder and the Class 4 Beneficiary. The Liquidating Trustee shall have no responsibility whatsoever for making distributions to any Persons other than the Record Holder.

3.10 Frequency of Distributions.

(a) Annual Distribution Obligation; Prohibition on Excess Cash. Notwithstanding the foregoing, the ATS Liquidating Trust shall distribute at least annually to the Beneficiaries its net income plus all net proceeds from the sale of Trust Assets, except that the ATS Liquidating Trust may retain an amount of net income or net proceeds reasonably necessary to maintain the value of the Trust Assets or to meet Claims and contingent liabilities (including Disputed Claims). Further, the ATS Liquidating Trust shall not be permitted to receive or retain cash or cash equivalents in excess of a reasonable amount to meet Claims and contingent liabilities (including Disputed Claims) or to maintain the value of the Trust Assets during liquidation.

3.11 Reports and Notices.

(a) The Liquidating Trustee shall maintain books and records relating to the Trust Assets, the proceeds thereof, reserves and expenses incurred, to fulfill the reporting requirements hereunder and provide a full and proper accounting thereof. The Liquidating Trustee shall produce and furnish to the Bankruptcy Court, as long as these Chapter 11 Cases remain pending, and the U.S. Trustee, at periodic intervals not less frequently than once every one hundred eighty (180) days, commencing no later than one hundred eighty (180) days after the Effective Date, as the Liquidating Trustee shall in his sole discretion determine, a report showing all transactions consummated by the Liquidating Trustee during the report period, including all dispositions of assets held hereunder, all resolutions of Claims, payments made or received in respect thereof, and all other receipts or disbursements, as well as the time and other resources expended by the Liquidating Trustee and his agents, if any, on matters relating to the ATS Liquidating Trust

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during the report period. Such reports shall be prepared by the Liquidating Trustee in accordance with such accounting principles as may be applicable to an entity such as the ATS Liquidating Trust.

(b) Within forty-five (45) days after the end of each calendar year following the Effective Date, and after termination of the ATS Liquidating Trust, the Liquidating Trustee shall issue an annual report to Beneficiaries (which in the case of Class 4 Beneficiaries, shall be sent to Record Holders), which report shall include the following information:

(i) a general report regarding the actions of the Liquidating Trustee to maintain and collect the assets of the Liquidating Trust, including any changes in the Trust Assets which have not been previously reported, and any action taken by the Liquidating Trustee in the performance of his duties under this ATS Liquidating Trust Agreement, which have not been previously reported, and which, in the opinion of the Liquidating Trustee, materially affects the Trust Assets, and

(ii) a statement of the assets and liabilities of the ATS Liquidating Trust as of the end of such period, and the receipts and disbursements for such period, each prepared using generally accepted accounting principles.

The Liquidating Trustee may submit similar reports for such interim periods as the Liquidating Trustee deems advisable.

(c) The Liquidating Trustee shall prepare and provide to or file with the appropriate Persons such notices, tax returns, and other filings as may be required by applicable law.

3.12 Income Tax Information.

(a) The Liquidating Trustee shall ensure that, for all federal income tax purposes, consistent valuations are used by the Liquidating Trustee and holders of Claims and Interests for all transferred Trust Assets. For all federal income tax purposes, all parties shall treat the ATS Liquidating Trust as a liquidating trust pursuant to Treasury Regulations § 301.7701-4(d), and as a grantor trust subject to the provisions of Subchapter J, Part I, Subpart E of the Tax Code, owned by the Beneficiaries as grantors. Regardless of whether a reserve is established for Disputed Claims, any and all items of income, deduction, credit, or loss of the ATS Liquidating Trust shall be treated as subject to federal income tax on a current basis. The Liquidating Trustee is authorized to take any action that may be necessary or appropriate to minimize any potential tax liability of the Beneficiaries arising out of the operations of the ATS Liquidating Trust.

(b) In accordance with Treasury Regulations § 1.671-4(a), the Liquidating Trustee shall cause to be prepared and filed, at the cost and expense of the ATS Liquidating Trust, an annual information tax return (Form 1041) with the IRS, with a schedule attached showing the item of income, deduction, and credit attributable to the ATS Liquidating Trust and detailing the allocation of such items of income, deduction, and credit among the Beneficiaries as required pursuant to the Form 1041 instructions for grantor trusts. Copies of such Form 1041 and attached schedules will be mailed promptly to each Beneficiary. In addition, the Liquidating Trustee shall cause to be prepared and filed in a timely manner, such other state or local tax returns as are required by applicable law by virtue of the existence and operation of the ATS

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Liquidating Trust and shall pay any taxes shown as due thereon. Within thirty (30) days after the end of each calendar year, the Liquidating Trustee shall cause to be prepared and mailed to a Beneficiary such other information as may be requested by such Beneficiary in writing to enable such Beneficiary to complete and file his, her, or its federal, state and local income and other tax returns. In addition, the Liquidating Trustee shall furnish to the Beneficiaries such information and returns with respect to any federal or state tax as shall be required by law.

(c) In connection with the ATS Liquidating Trust and all distributions made pursuant hereto, the Liquidating Trustee and the ATS Liquidating Trust shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements provided, however, that no further reporting by the Liquidating Trust shall be required under the Security and Exchange Act of 1934, applicable resolution, or other security laws.

(d) The Liquidating Trustee may require any Beneficiary to furnish to the Liquidating Trustee its Employer or Taxpayer Identification Number as assigned by the IRS and the Liquidating Trustee may condition any distribution to any Beneficiary upon receipt of such identification number.

(e) The taxable year of the ATS Liquidating Trust shall, unless otherwise required by the Tax Code, be the calendar year.

(f) The Liquidating Trustee shall file, or cause to be filed, any other statements, returns, or disclosures relating to the ATS Liquidating Trust that are required by any governmental unit or applicable law.

ARTICLE 4.

THE LIQUIDATING TRUSTEE

4.1 Appointment of Trustee. The initial Liquidating Trustee of the ATS Liquidating Trust shall be John T. Freeman.

4.2 Resignation. The Liquidating Trustee may resign as such at any time by executing an instrument in writing and filing that instrument with the Bankruptcy Court, and giving notice promptly to the U.S. Trustee; provided, however, such resignation shall not be effective until the time when the appointment of a successor Liquidating Trustee shall become effective in accordance with Section 3.4 hereof.

4.3 Removal. For cause, any party in interest may move the Bankruptcy Court to replace the Liquidating Trustee with another Person, or to modify the terms of this ATS Liquidating Trust Agreement in a manner not materially inconsistent with the Plan. Any such motion shall be served on the U.S. Trustee and the Liquidating Trustee.

4.4 Appointment of Successor Liquidating Trustee. In the event of the death (in the case of a trustee that is a natural person), dissolution (in the case of a trustee that is a corporation or other entity), resignation, incompetency, or removal of a Liquidating Trustee, replacements shall be appointed by the Bankruptcy Court on motion by a party in interest, or by the Liquidating Trustee. Every successor Liquidating Trustee appointed shall execute, acknowledge, and deliver to the Bankruptcy Court and to the resigning or removed Liquidating Trustee, if

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applicable, an instrument accepting such appointment, and thereupon such successor Liquidating Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, and duties of the resigning or removed Liquidating Trustee.

4.5 Trust Continuance. The death, dissolution, resignation, incompetency, or removal of a Liquidating Trustee shall not operate to terminate the ATS Liquidating Trust created by this ATS Liquidating Trust Agreement or to revoke any existing agency created pursuant to the terms of this ATS Liquidating Trust Agreement or invalidate any action theretofore taken by the Liquidating Trustee. In the event of the resignation or removal of the Liquidating Trustee, such Liquidating Trustee shall promptly: (a) execute and deliver such documents, instruments and other writings as may be requested by the Bankruptcy Court or reasonably requested by the successor Liquidating Trustee to effect the termination of the Liquidating Trustee’s capacity under this ATS Liquidating Trust Agreement and the conveyance of the Trust Assets then held by the Liquidating Trustee to the successor Liquidating Trustee; (b) deliver to the Bankruptcy Court or the successor Liquidating Trustee all documents, instruments, records and other writings related to the ATS Liquidating Trust as may be in the possession of the Liquidating Trustee; and (c) otherwise assist and cooperate in effecting the assumption of his obligations and functions by such successor Liquidating Trustee.

4.6 Compensation. The Liquidating Trustee, including any successor Liquidating Trustee, shall be paid a reasonable hourly rate and shall be entitled to reimbursement for reasonable expenses incurred in fulfilling his duties and obligations under this ATS Liquidating Trust Agreement without the need for filing fee applications with the Bankruptcy Court. Compensation, and reimbursement pursuant to this Section 4.6 shall be deemed to be trust administrative expenses and paid from the Trust Assets in accordance with the terms of this ATS Liquidating Trust Agreement and the Plan. The Liquidating Trustee shall notify the U.S. Trustee at least five (5) Business Days prior to receiving any compensation from the ATS Liquidating Trust; provided, however, that no additional notice shall be required. John T. Freeman’s initial hourly rate shall be $200.00 per hour. The compensation set forth in this Section 4.6 shall be only compensation the Liquidating Trustee shall receive for his services in such position.

4.7 Standard of Care; Exculpation. Notwithstanding anything contained herein to the contrary, the Liquidating Trustee shall perform the duties and obligations imposed on the Liquidating Trustee by this ATS Liquidating Trust Agreement and the Plan with reasonable diligence and care under the circumstances. The Liquidating Trustee shall not be personally liable, however, to this ATS Liquidating Trust or to any other Person, except for such of his own acts as shall constitute bad faith, willful misconduct, gross negligence, or willful disregard of duties or breach of this ATS Liquidating Trust Agreement.

Subject to the foregoing, the Liquidating Trustee shall be defended, held harmless and indemnified from time to time from the Trust Assets against any and all losses, claims, costs, expenses and liabilities to which the Liquidating Trustee may be subject by reason of the Liquidating Trustee’s execution in good faith of his duties under the Plan or this ATS Liquidating Trust Agreement. The officers, employees and agents of the Liquidating Trustee shall be likewise defended, held harmless and indemnified. The Liquidating Trustee may obtain for his benefit and the benefit of his officers, agents and employees, if any, and for the benefit of the ATS Liquidating Trust, at the expense of the ATS Liquidating Trust, insurance against Claims of liability, damage awards and settlement that may be indemnified hereunder. The

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Liquidating Trustee shall not be obligated to give any bond or surety or other security for the performance of any of his duties, unless otherwise ordered by the Bankruptcy Court; and if so ordered, all costs and expenses of procuring any such bond shall be deemed trust administrative expenses and paid from the Trust Assets first from Plan Administrative Account.

4.8 Reliance by Liquidating Trustee. The Liquidating Trustee may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document which he has no reason to believe to be other than genuine and to have been signed or presented other than by the proper Person or Persons or, in the case of digital facsimile transmissions, to have been sent other than by the proper Person or Persons, in each case without obligation to satisfy him that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. In the absence of his bad faith, willful misconduct, gross negligence, willful disregard of duties or breach of this ATS Liquidating Trust Agreement, the Liquidating Trustee may rely as to the truth of statements and correctness of the facts and opinions expressed therein and shall be fully protected personally in acting thereon. The Liquidating Trustee may consult with legal counsel and shall be fully protected in respect of any action taken or suffered by him in accordance with the written opinion of legal counsel. The Liquidating Trustee may at any time seek instructions from the Bankruptcy Court concerning the acquisition, management, or disposition of the Trust Assets.

ARTICLE 5.

RETENTION OF JURISDICTION

The Bankruptcy Court shall retain jurisdiction for all lawful purposes, as provided for in Article 11 of the Plan, including, without limitation, the determination of all controversies and disputes arising under or in connection with this ATS Liquidating Trust Agreement.

ARTICLE 6.

TERMINATION

The ATS Liquidating Trust shall continue until thirty (30) days after the date on which termination of the ATS Liquidating Trust occurs. The ATS Liquidating Trust shall automatically terminate upon the completion of the purpose of the ATS Liquidating Trust as defined in Section 1.5 herein, but no later than the fifth (5th) anniversary of the Effective Date. Notwithstanding the foregoing, upon a motion by the Liquidating Trustee, or a party-in-interest, filed with the Bankruptcy Court, no later than three (3) months prior to the fifth (5th) anniversary of the Effective Date and upon a showing of necessity to complete the purpose of the ATS Liquidating Trust, the Liquidating Trustee, or a party-in-interest, may extend the term of the ATS Liquidating Trust for one (1) year; provided, however, that such extension must be approved by the Bankruptcy Court within six (6) months of the beginning of the extended term. Upon termination of the ATS Liquidating Trust, the Liquidating Trustee shall advise the Bankruptcy Court, if these Chapter 11 Cases remain open, and the U.S. Trustee in writing of its termination. Notwithstanding the foregoing, after the termination of the ATS Liquidating Trust, the Liquidating Trustee shall have the power to exercise all powers, authorities and discretions herein conferred until the complete distribution of the Trust Assets to the Class 4 Beneficiaries. Upon termination, the Liquidating Trustee shall provide a final distribution and final report to Class 4 Beneficiaries and the U.S. Trustee.

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Notwithstanding the foregoing, the Liquidating Trustee shall not unduly prolong the duration of the ATS Liquidating Trust and shall at all times endeavor to dispose of and resolve all Trust Assets and Claims to effect a final distribution of the Trust Assets to the Beneficiaries as soon as practicable.

ARTICLE 7.

MISCELLANEOUS

7.1 Notices.

(a) All notices, requests or other communications required or permitted to be made in accordance with this ATS Liquidating Trust Agreement shall be in writing and shall be mailed by first class mail:

(i) if to the Liquidating Trustee, at:

John T. Freeman

P.O. Box 180479

Coronado, CA 92178-0479

Fax No.: (858) 452-6841

Phone No.: (858) 452-6145

with a copy to:

Craig H. Millet

Eric J. Fromme

Gibson, Dunn & Crutcher LLP

4 Park Plaza, Suite 1400

Irvine, CA 92614-8557

Fax No.: (949) 451-4220

Phone No.: (949) 451-3800

Notices sent by first class mail shall be deemed delivered three business days after mailing.

(b) Any Person or entity may change the address at which it is to receive notices under this ATS Liquidating Trust Agreement by furnishing written notice in accordance with this section to the Person to be charged with knowledge of such change. In addition, upon the appointment of a successor trustee the address listed above so the Liquidating Trustee is subject to change.

7.2 Effectiveness. This ATS Liquidating Trust Agreement shall become effective on the Trust Transfer Date.

7.3 Counterparts. This ATS Liquidating Trust Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute but one and the same instrument.

7.4 Governing Law. This ATS Liquidating Trust Agreement shall be governed by, construed under, and interpreted in accordance with the laws of the State of California without

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giving effect to its conflicts of laws provisions to the extent not inconsistent with United States Bankruptcy Law.

7.5 Headings. Sections, subheadings, and other headings used in this ATS Liquidating Trust Agreement are for convenience only and shall not affect the construction of this ATS Liquidating Trust Agreement.

7.6 Severability. Any provision of this ATS Liquidating Trust Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof provided that such remaining provisions do not alter the rights or obligations set forth herein, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.

7.7 Successors. This ATS Liquidating Trust Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

7.8 Incorporation of Plan. The Plan is hereby incorporated into this ATS Liquidating Trust Agreement by this reference, provided however, in the event of any conflict between the terms of the Plan and this ATS Liquidating Trust Agreement, the terms of the Plan will control.

IN WITNESS WHEREOF, the parties hereto have executed this ATS Liquidating Trust Agreement or caused this ATS Liquidating Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SETTLORS
Consolidated Bankruptcy Estates of
Advanced Tissue Sciences, Inc., and its subsidiaries

By:
Name: Mark Gergen
Title: Chief Restructuring Officer

LIQUIDATING TRUSTEE

John T. Freeman

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EXECUTORY CONTRACTS TO BE ASSUMED AND ASSIGNED OR REJECTED

WITHIN 180 DAYS OF THE EFFECTIVE DATE

Option Agreement dated March 8, 2002, between the University of Arizona and Advanced Tissue Sciences, Inc.

Consulting Agreement dated May 20, 2002, between Stuart K. Williams, Ph.D. and Advanced Tissue Sciences, Inc.

Clinical Research Agreement dated September 4, 2002 between Mayo Central Laboratory for Clinical Trials and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations (Michael K. McGuire, D.D.S.) dated May 1, 2002 between Perio Health Professionals and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations dated May 1, 2002 between Thomas G. Wilson, Jr., D.D.S. and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations (James T. Mellonig, D.D.S. M.S.) dated May 1, 2002 between The University of Texas Health Science Center at San Antonio and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations (William V. Giannobile, D.D.S., D.M.Sc.) dated May 1, 2002 between The Regents of the University of Michigan and Advanced Tissue Sciences, Inc.

Exhibit C

EXECUTORY CONTRACTS ASSUMED UNDER THE PLAN

License and Supply Agreement dated May 10, 1999, as amended, between Inamed Corporation and Advanced Tissue Sciences, Inc.

Manufacturing and Supply Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla) and Advanced Tissue Sciences, Inc.

Transition Services Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla) and Advanced Tissue Sciences, Inc.

Exhibit D

POST-PETITION AGREEMENTS RELATED TO THE SALE OF THE

DERMAGRAFT JV TO SMITH & NEPHEW

Asset and Equity Purchase Agreement dated October 10, 2002 between Advanced Tissue Sciences, Inc.; ATS Dermagraft, Inc.; ATS Orthopedics; Smith & Nephew SNATS, Inc. and T.J. Smith & Nephew Limited.

Business Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

Cartilage Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew, Inc.; T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

ATS Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited; Smith & Nephew, Inc. and Advanced Tissue Sciences, Inc.

Dermagraft Supply Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla) and Advanced Tissue Sciences, Inc.

Manufacturing and Supply Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla) and Advanced Tissue Sciences, Inc.

Transition Services Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla) and Advanced Tissue Sciences, Inc.

Business Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

Cartilage Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew, Inc.; T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

ATS Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited; Smith & Nephew, Inc. and Advanced Tissue Sciences, Inc.

Exhibit E

SALE PROCEDURES GOVERNING FUTURE SALES

The following sale procedures (the “Sale Procedures”) shall govern sales by Advanced Tissue Sciences, Inc., a Chapter 11 debtor in possession, and its affiliate debtor entities, its estate or the ATS Liquidating Trust formed pursuant to a Plan of Reorganization (“Seller”) to future buyers (“Buyer”) of specified assets, interests and contract rights as set forth in a purchase agreement between the parties (“Purchased Assets”).

I. Bidding Process

Seller and Seller’s Representatives shall (i) determine whether any Person is a Qualified Bidder (as defined below), (ii) coordinate the efforts of Qualified Bidders in conducting their respective due diligence investigations regarding the Purchased Assets, (iii) receive bids from Qualified Bidders and (iv) negotiate any bid made to purchase the Purchased Assets (collectively, the “Bidding Process”). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither Seller nor its Representatives shall be obligated to furnish any information of any kind whatsoever relating to the Purchased Assets to anyone who is not a Qualified Bidder.

II. Participation Requirements

A. To participate in the Bidding Process, each interested Person (a “Potential Bidder”) must deliver the following (unless previously delivered) to Seller:

(1) an executed confidentiality agreement in form and substance satisfactory to the Seller; and

(2) evidence satisfactory to Seller, in Seller’s business judgment, that such Potential Bidder (a) is qualified to bid on, and intends to bid on, the Purchased Assets, (b) has the financial capability to consummate the Sale and (c) is able to consummate the Sale if selected as the Successful Bidder (as defined below).

B. A “Qualified Bidder” is a Potential Bidder that satisfies the conditions set forth in subparagraphs A(l) and A(2) above. The Buyer is also a Qualified Bidder.

C. Within two business days after Seller receives from a Potential Bidder all of the materials required by subparagraphs A(l) and A(2) above, Seller shall determine in their business judgment, and shall notify the Potential Bidder in writing (with a copy to Buyer), whether the Potential Bidder is a Qualified Bidder. At the same time that Seller notifies the Potential Bidder that it is a Qualified Bidder, Seller shall deliver (unless previously delivered) to the Qualified Bidder a copy of the Agreement.

III. Obtaining Due Diligence Access

A. At the time that Seller determines in its business judgment that a Potential Bidder is a Qualified Bidder, Seller shall take such actions, on a reasonably prompt basis, and in a manner, as necessary to provide such Qualified Bidder with reasonable access to information that

Exhibit F

will provide it a fair opportunity to evaluate such information and to prepare a Competing Bid (as defined below).

B. Neither Seller nor any of its Affiliates (or any of their respective representatives) are obligated to furnish any information relating to the Purchased Assets to any Person except to Buyer and Qualified Bidders. Seller shall give Buyer prompt notice of any due diligence information made available to any other Qualified Bidder that was not provided to Buyer, and shall give Buyer access to all due diligence information made available to any other Qualified Bidder.

IV. Bid Requirements

A. Seller shall only consider proposals to purchase the Purchased Assets (a “Competing Bid”) from Qualified Bidders in accordance with the terms below:

(1) All initial Competing Bids must be binding, shall be for the purchase of all of the Purchased Assets and shall remain open until the earlier to occur of the consummation of the Sale to another Qualified Bidder and the date specified in a motion to approve the sale of the Purchased Assets to be filed by the Seller (“Motion”).

(2) The initial purchase price in a Competing Bid offered by a Qualified Bidder must be for an aggregate purchase price of at least 5% over the aggregate Purchase Price offered by Buyer in the Agreement (“Initial Overbid Amount”). The Initial Overbid Amount must be in cash such that the cash component of the purchase price offered by a Qualified Bidder must be at least 5% over the cash component offered by Buyer.

(3) The Competing Bid must be accompanied by a certified or bank check or wire transfer payable to Seller in the amount of 10% of the cash component of any purchase price offered (the “Earnest Money Deposit”), such funds representing a refundable earnest money deposit to be held in escrow and applied toward the purchase price and the break-up fee if the Competing Bid is accepted and the Sale is approved by the Bankruptcy Court, or returned to the Qualified Bidder if the Competing Bid is not accepted and approved by the Bankruptcy Court. If a Competing Bid is accepted and approved by the Bankruptcy Court, but the Sale does not occur due to a default by the Qualified Bidder, then the Seller shall retain the Earnest Money Deposit, and such deposit shall not be applied toward the purchase price of any future purchase.

(4) The Competing Bid must be accompanied by a form of purchase agreement, and ancillary documents, if any, that define a transaction which is not materially more burdensome to the Debtors’ Estates than the terms of the Agreement and any ancillary documents to the Agreement, and that are marked to show any amendments or modifications from the Agreement (a “Competing Bid Agreement”). Each Competing Bid Agreement must:

(a) not be conditioned on the outcome of unperformed due diligence by the Qualified Bidder with respect to the Purchased Assets, but may be subject to the accuracy at the Closing of specified representations and warranties or the

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satisfaction at the Closing of specified conditions, none of which shall be materially more burdensome than those set forth in the Agreement, and not request or entitle the Qualified Bidder to any termination fee, expense reimbursement or similar type of payment;

(b) fully disclose the identity of each entity that will be bidding for the Purchased Assets or otherwise participating in connection with such bid, and the complete terms of any such participation; and

(c) contain a statement that the Qualified Bidder has received all necessary corporate or other organizational governance approvals. Potential Bidders should be aware that Seller believes that time is of the essence, and will be a factor in Seller’s determination of the Successful Bid (as defined below).

(5) The Competing Bid must be accompanied by the name(s), telephone number(s) and email address(es) of a contact person or people who will be available to answer questions regarding the Competing Bid, as well as the names, telephone numbers and email addresses of any financial or legal advisors retained by the Competing Bidder, as applicable.

(6) The Competing Bid must be accompanied by a statement that the Competing Bid is fully financed and a statement regarding the sources of financing. If financing is to be provided by external sources, the Competing Bid must include the terms and present status of all financing arrangements, if any, and the forms of all commitment agreements anticipated to be obtained. Competing Bids must be accompanied by the name(s), telephone number(s) and email address(es) of the contact person or people at the institutions providing the financing and Seller shall inform the Qualified Bidder that such persons may be contacted by Seller or its Representatives.

(7) The Competing Bid must be accompanied by such other information reasonably requested by Seller.

B. A Competing Bid received from a Qualified Bidder that meets the requirements set forth above will be considered a “Qualified Bid.” Qualified Bids received from Qualified Bidders, other than the Buyer, may be referred to as “Alternative Qualified Bids.” The Agreement executed by Buyer shall constitute a Qualified Bid; provided, however, Buyer shall not be required to make an Earnest Money Deposit, nor shall Buyer be required to comply with any other requirements concerning a Qualified Bid, except as expressly set forth in the Agreement, notwithstanding any provisions hereof.

V. Submission of Competing Bid and Bid Deadline

A. A Qualified Bidder that desires to make a Competing Bid (a “Competing Bidder”) shall submit the Competing Bid in writing and executed by an individual authorized to bind the Competing Bidder. Each Competing Bid must be served by courier, facsimile, email or as otherwise specified by the Seller so that it is actually received no later than 5:00 p.m. (Pacific Time) on the date specified in the Motion (the “Bid Deadline”), by Craig H. Millet, Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1700, Irvine, CA 92614 (949) 451-3986, and

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must be accompanied by the Earnest Money Deposit. Upon receipt of any Competing Bid that is determined by the Seller to be an Alternative Qualified Bid, Seller will promptly distribute to each Competing Bidder and the Buyer a copy of the Alternative Qualified Bid.

B. Three (3) business days prior to the start of the Auction, Seller shall notify each Competing Bidder and the Buyer of which Qualified Bid it considers to be the highest and best Qualified Bid.

VI. Auction

If Alternative Qualified Bids are received by the Bid Deadline, Seller shall conduct an auction (the “Auction”) with respect to the Sale. The auction shall take place as specified in the Motion. Only Qualified Bidders who have submitted Qualified Bids will be eligible to participate at the Auction. All Qualified Bidders who wish to participate in the Auction shall be present through representatives who are authorized to make binding bids on behalf of the Qualified Bidder. Only the authorized representatives of each of the Qualified Bidders and Seller shall be permitted to attend the Auction.

At the Auction, Qualified Bidders will be permitted to increase their Qualified Bids. The bidding at the Auction shall start at the purchase price stated in the highest or otherwise best Alternative Qualified Bid, as determined by Seller in its business judgment (the “Starting Bid”), as disclosed to all Qualified Bidders prior to commencement of the Auction, and continue in increments of at least 2% of the cash component in cash.

If Seller does not receive any Competing Bids determined to be an Alternative Qualified Bid, Seller will not conduct the Auction. Seller will then promptly report the lack of Alternative Qualified Bids to the Bankruptcy Court and seek the approval of the Bankruptcy Court to allow the Sellers to consummate the Sale to Buyer pursuant to the Agreement.

VII. Acceptance of Qualified Bids

A. Seller shall (i) review each Alternative Qualified Bid on the basis of its financial and contractual terms and the factors relevant to the Sale Process and the best interests of Seller’s estates, including, without limitation, the purchase price (which shall be evaluated based, among other things, on the purchase price, any adjustments thereto or deductions therefrom and the assumption of liabilities proposed within the Alternative Qualified Bid), those factors affecting the speed and certainty of consummating the Sale, financing contingencies, and antitrust and competition law considerations and any regulatory approvals that may be required and (ii) determine in its business judgment, which Alternative Qualified Bid, if any, is the highest and best offer (the “Successful Bid” and such bidder being the “Successful Bidder”).

B. Seller may reject, at any time before entry of the Sale Approval Order (as defined below), any bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, these Sale Procedures or the terms and conditions of the Sale or (iii) contrary to the best interests of Seller and its estates.

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VIII. Sale Approval Hearing

A. Seller shall present the results of the Auction and the agreement relating to the Successful Bid to the Bankruptcy Court at the hearing on the Motion, at which Seller shall request the Bankruptcy Court to enter an order (i) confirming the results of the Auction, including that the Auction complied with these Sale Procedures and the Court Order approving these Sale Procedures; (ii) approving the selection of the Successful Bidder and the Successful Bid as the highest and best offer for the Purchased Assets; and (iii) approving the assumption and assignment of any executory contracts identified by the Buyer (the “Sale Approval Order”).

B. Buyer and any Qualified Bidder submitting a Competing Bid shall be deemed a party-in-interest with standing to appear and be heard in connection with any motion, hearing, or other proceeding relating to the Agreement or any other Competing Bid. Seller shall be obligated to consummate the Sale only when the Bankruptcy Court approves the Sale and the Successful Bid.

IX. Payment Of Break Up Fee

If any party other than Buyer is the Successful Bidder, Seller may pay a break up fee of up to 3% of the cash component of the original offer of the Buyer within ten (10) days after entry of the Sale Approval Order.

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